Filed pursuant to Rule 424(b)(5)
A filing fee of $18,025, calculated in accordance with
Rule 457(r), has been transmitted to the SEC in connection
with the securities offered from the registration statement
(File No. 333-171268) by means of this prospectus supplement

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 17, 2010

1,500,000 Shares

8% Convertible Perpetual Preferred Stock, Series B

(Liquidation Preference $100 per share)

We are offering 1,500,000 shares of our 8% convertible perpetual preferred stock, Series B (the “Series B Convertible Preferred Stock”).

We will pay annual dividends on each share of our Series B Convertible Preferred Stock at a rate of 8% per annum per share on the liquidation preference thereof of $100 per share. Dividends will accrue and cumulate from the date of settlement and, to the extent that we are legally permitted to pay dividends and our board of directors declares a dividend payable, we will pay dividends in cash, shares of our common stock, or a combination thereof, on January 1, April 1, July 1 and October 1 of each year. The first dividend payment will be made on October 1, 2011, in the expected amount of $2.24 per share, which reflects the time period from the date of issuance to October 1, 2011.

Each share of our Series B Convertible Preferred Stock has a liquidation preference of $100, plus accumulated and unpaid dividends. Holders may elect to convert each share of our Series B Convertible Preferred Stock into a number of shares of common stock at the conversion rate of 4.5045 shares of common stock per share of Series B Convertible Preferred Stock (equivalent to an initial conversion price of approximately $22.20 per share of common stock), plus accumulated and unpaid dividends. The conversion rate is subject to certain specified adjustments as described in this prospectus supplement. In the event of certain specified fundamental changes, we may be required to pay a “make-whole” premium on the Series B Convertible Preferred Stock converted in connection therewith, as described in this prospectus supplement. On or after October 1, 2014, if the daily volume-weighted average price of our common stock equals or exceeds 150% of the then-prevailing conversion price for at least 20 trading days within any period of 30 consecutive trading days, we may, at our option, cause all or a portion of the Series B Convertible Preferred Stock to be converted into common stock at the then-applicable conversion rate.

Our common stock is quoted on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “ATPG.” The reported last sale price of our common stock on NASDAQ on June 14, 2011 was $15.97 per share. The Series B Convertible Preferred Stock will not be listed on any securities exchange or included in any automated quotation system. We will file (i) a new automatically effective shelf registration statement on Form S-3 and a prospectus supplement to the prospectus forming part of such registration statement and (ii) under certain circumstances, an additional shelf registration statement, in each case to permit registered resales of any shares of common stock paid as dividends in respect of the Series B Convertible Preferred Stock.

Investing in the Series B Convertible Preferred Stock involves a high degree of risk. See “Risk Factors ” beginning on page S-13.

	Price to Public	Underwriting Discount	Proceeds to Us (before expenses)
Per Share	$ 90.00	$ 3.00	$ 87.00
Total	$135,000,000.00	$4,500,000.00	$130,500,000.00

The underwriters may also purchase up to an additional 225,000 shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the Series B Convertible Preferred Stock in book-entry form will be made on or about June 20, 2011.

Credit Suisse

Sole Bookrunner

Rodman & Renshaw, LLC

Co-Manager

The date of this prospectus supplement is June 15, 2011.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and documents incorporated by reference herein. The second part, the accompanying prospectus dated December 17, 2010, gives more general information about securities we may offer from time to time, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” and “Incorporation by Reference.” To the extent there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus or any document incorporated by reference, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context indicates otherwise, all references in this prospectus supplement to “we,” “our,” “us,” or the “company” refer to ATP Oil & Gas Corporation and its subsidiaries on a consolidated basis, unless otherwise indicated or the context otherwise requires. Except as otherwise indicated, the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares to cover over-allotments.

S-ii

CERTAIN DEFINITIONS

As used herein, the following terms have specific meanings as set forth below:

Bcf	Billion cubic feet of natural gas

MBbls	Thousand barrels of crude oil or other liquid hydrocarbons

Mcf	Thousand cubic feet of natural gas

Mcfe	Thousand cubic feet of natural gas equivalent

MMBbls	Million barrels of crude oil or other liquid hydrocarbons

MMcf	Million cubic feet of natural gas

MMBoe	Million barrels of crude oil or other liquid hydrocarbons equivalent

SEC	United States Securities and Exchange Commission

U.S.	United States of America

U.K.	United Kingdom of Great Britain and Northern Ireland

Crude oil and other liquid hydrocarbons are converted into cubic feet of gas equivalent based on six Mcf of gas to one barrel of crude oil or other liquid hydrocarbons.

Development well is a well drilled within the proved area of an oil or natural gas field to the depth of a stratigraphic horizon known to be productive.

Dry hole is a well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Exploratory well is a well drilled to find and produce oil or natural gas reserves in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

Farm-in or farm-out is an agreement whereby the owner of a working interest in an oil and gas lease or license assigns the working interest or a portion thereof to another party who desires to drill on the leased or licensed acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a “farm-in,” while the interest transferred by the assignor is a “farm-out.”

Field is an area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature or stratigraphic condition.

PV-10, a non-GAAP measure, is the pre-tax present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of price changes to the extent provided by contractual arrangements), after deducting the estimated future costs to be incurred in developing, producing and abandoning the proved reserves (computed based on current costs and assuming continuation of existing economic conditions). We believe PV-10 to be an important measure for evaluating the relative significance of our natural gas and oil properties. PV-10 is computed on the same basis as

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the standardized measure of discounted future net cash flows but without deducting income taxes. We further believe investors and creditors may utilize our PV-10 as a basis for comparison of the relative size and value of our reserves to other companies. However, PV-10 is not a substitute for the standardized measure.

Productive well is a well that is producing or is capable of production, including natural gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities.

Proved reserves are the estimated quantities of oil and gas which geological and engineering data demonstrate, with reasonable certainty, can be recovered in future years from known reservoirs under existing economic and operating conditions. Reservoirs are considered proved if shown to be economically producible by either actual production or conclusive formation tests. See Regulation S-X, Rule 4-10(a)(2), (3) and (4), (Reg. § 210.4-10) available on the Internet at www.sec.gov/about/forms/regs-x.pdf.

Proved developed reserves are the portion of proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved undeveloped reserves are the portion of proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Working interest is the operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

Workover is operations on a producing well to restore or increase production.

S-iv

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein include statements reflecting assumptions, expectations, projections, intentions or beliefs about future events which are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “projects”, “forecasts”, “intends”, “plans”, “targets”, “objectives”, “seek”, “strive”, negatives of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to our management. They are expressions based on historical fact, but do not guarantee future performance. Forward-looking statements involve risks, uncertainties and assumptions and certain other factors that may, and often do, cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements.

All statements in this document that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to:

•	projected operating or financial results;

•	timing and expectations of financing activities;

•	budgeted or projected capital expenditures;

•	expectations regarding our planned expansions and the availability of acquisition opportunities;

•	statements about the expected drilling of wells and other planned development activities;

•	expectations regarding oil and natural gas markets in the United States, United Kingdom and the Netherlands; and

•	estimates of quantities of our proved reserves and the present value thereof, and timing and amount of future production of oil and natural gas.

We believe these forward-looking statements are reasonable, but we caution that you should not place undue reliance on these forward-looking statements, because there can be no assurance that actual results will not differ materially from those expressed or implied in such forward-looking statements. We disclaim any intention, obligation or undertaking to update or revise any forward-looking statements, whether written or oral, relating to the matters discussed in this prospectus supplement. Some of the key factors which could cause actual results to vary from those expected include:

•	the volatility in oil and natural gas prices;

•	the timing of planned capital expenditures;

•	our ability to identify and acquire additional properties necessary to implement our business strategy and our ability to finance such acquisitions;

•	the uncertainties in estimating proved reserves and forecasting production results;

•

operational factors affecting the commencement or maintenance of producing wells, including catastrophic weather related damage, unscheduled outages or repairs, or unanticipated changes in drilling equipment costs or rig availability;

•	the condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

•	cost and effects of legal and administrative proceedings, settlements, investigations and claims, including environmental liabilities, which may not be covered by indemnity or insurance;

S-v

•

the and economic climate in the foreign or domestic jurisdictions in which we conduct oil and gas operations, including risk of war or potential adverse results of military or terrorist actions in those areas; and

•

other United States, United Kingdom or Netherlands regulatory or legislative developments, which may affect the demand for natural gas or oil, or generally increase the environmental compliance cost for our production wells or impose liabilities on the owners of such wells.

•	our inability to generate sufficient funds from our operations and other financing sources;

•	interest payment requirements on our debt obligations;

•	restrictions imposed by our debt instruments;

•	delays in the development of or production curtailment at our material properties;

•	delays in our ability to obtain permits relating to the conduct of our business;

•	our price risk management decisions;

•	the unavailability or increased cost of drilling rigs, equipment, supplies, personnel and oilfield services;

•	insufficient insurance coverage;

•	foreign currency fluctuations;

•	rapid production declines in our Gulf of Mexico properties;

•	substantial impairment write-downs;

•	unidentified liabilities associated with properties that we acquire which we have not obtained protection from sellers against;

•	competition from our larger competitors in the Gulf of Mexico and the North Sea;

•	the loss of members of the management team and other key personnel;

•	the ownership by members of our management team of a significant amount of common stock; and

•	rapid growth may place significant demands on our resources

Additional factors that could cause actual results to vary from expected results are discussed in the “Risk factors” section beginning on page S-13 of this prospectus supplement and on page 4 of the accompanying prospectus.

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SUMMARY

This summary contains basic information about us and the offering. It does not contain all of the information that you should consider before investing in our Series B Convertible Preferred Stock. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein for a more complete understanding of our business. You should pay special attention to the “Risk Factors” section beginning on page S-13 of this prospectus supplement and on page 4 of the accompanying prospectus, as well as the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2010, before making an investment decision.

The Company

We are engaged in the acquisition, development and production of oil and natural gas properties in the Gulf of Mexico and the U.K. North Sea (the “North Sea”). We recently acquired five licenses (two of which we are waiting to be approved by the Israeli Ministry of National Infrastructure) in the Mediterranean Sea covering potential natural gas reserves off the coast of Israel. In the Gulf of Mexico and the North Sea we focus our efforts on oil and natural gas properties where previous drilling has encountered reservoirs that appear to contain commercially productive quantities of oil and gas. Many of these properties contain proved undeveloped reserves (“PUD”) that are economically attractive to us but are not strategic to major or large exploration-oriented independent oil and gas companies. Occasionally we will acquire properties that are already producing or where previous drilling has encountered reservoirs that appear to contain commercially productive quantities of oil and gas even though the reservoirs do not meet the SEC definition of proved reserves. In the Mediterranean Sea our licenses relate to exploratory prospects where drilling has occurred nearby and hydrocarbons have been discovered by others. Our capital investment in the Mediterranean Sea is expected to be minimal for the remainder of 2011 as we prepare our exploratory and development plans for drilling in 2012.

At December 31, 2010, we had estimated net proved reserves of 126.4 MMBoe, of which approximately 83.9 MMboe (66%) were in the Gulf of Mexico and 42.5 MMBoe (34%) were in the North Sea. The reserves were comprised of 75.1 MMBbls of oil (59%) and 307.8 Bcf of natural gas (41%). Our proved reserves in the deepwater area of the Gulf of Mexico account for 62% of our total proved reserves and our proved reserves on the Gulf of Mexico Outer Continental Shelf account for 4% of our total proved reserves. Our natural gas reserves are split between the Gulf of Mexico (67%) and the North Sea (33%). Of our total proved reserves, 15.8 MMBoe (13%) were producing, 8.0 MMBoe (6%) were developed and not producing and 102.6 MMBoe (81%) were undeveloped. Our average working interest in our properties at December 31, 2010 was approximately 83%. We operate 97% of our platforms. The estimated PV-10 of our proved reserves at December 31, 2010 was $2.6 billion. See “Item 2. Properties—Oil and Natural Gas Reserves” in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference, as described in “Incorporation by Reference”, and “—Summary Reserve Data” for a reconciliation to our standardized measure of discounted future net cash flows.

At December 31, 2010, we owned leasehold and other interests in 51 offshore blocks and 88 wells, including 24 subsea wells, in the Gulf of Mexico. We operate 82 (93%) of these wells, including 100% of the subsea wells. We also had interests in 13 blocks and three company-operated subsea wells in the North Sea. For more information regarding our operations and assets in the Gulf of Mexico and North Sea, see Note 14, “Segment Information,” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference.

At December 31, 2010, we owned an interest in 29 platforms, including two floating production facilities in the Gulf of Mexico, the ATP Innovator at our Gomez Hub and the ATP Titan at our Telemark Hub. These floating production facilities are fundamental to our hub strategy and business plan. The presence of these facilities allows us a competitive advantage for additional acquisitions in a large area surrounding each installation. A third floating production facility called an Octabuoy is under construction in China for initial deployment at our Cheviot Hub in the North Sea, which is expected in 2014. We operate the ATP Innovator and the ATP Titan and we also expect to operate the Octabuoy when it is placed in service. The floating production facilities have longer useful lives than the underlying reserves and are capable of redeployment to new producing locations upon depletion of the reserves. Accordingly, they are expected eventually to be moved several times over their useful lives.

Our Business Strategy

We seek to create value and reduce operating risks through the acquisition and subsequent development of properties in areas that typically have:

•	significant undeveloped reserves;

•	close proximity to developed markets for oil and natural gas;

•	existing infrastructure or the ability to install our own infrastructure of oil and natural gas pipelines and production/processing platforms;

•	opportunities to aggregate production and create operating efficiencies that capitalize upon our hub concept; and

•	a relatively stable regulatory environment for offshore oil and natural gas development and production.

Our focus is on acquiring properties that are noncore or nonstrategic to their current owners for a variety of reasons. For example, larger oil companies from time to time adjust their capital spending or shift their focus to exploration prospects they believe offer greater reserve potential. Some projects may provide lower economic returns to a company due to the cost structure and focus of that company. Also, due to timing or budget constraints, a company may be unwilling or unable to develop a property before the expiration of the lease. With our cost structure and acquisition strategy, it is not unusual for us to acquire a property at a cost that is less than the development costs incurred by the previous owner. This strategy, coupled with our expertise in our areas of focus and our ability to develop projects, tends to make our oil and gas property acquisitions more financially attractive to us than to the seller. Given our strategy of acquiring properties that contain proved reserves, or where previous drilling by others indicates to us the presence of recoverable hydrocarbons, our operations typically are lower risk than exploration-focused Gulf of Mexico and North Sea operators.

Since we operate a significant number of the properties in which we acquire a working interest, we are able to influence the plans and timing of a project’s development significantly. In addition, practically all of our properties have previously defined and targeted reservoirs, eliminating from our development plan the time necessary in typical exploration efforts to locate and determine the extent of oil and gas reservoirs. Without the exploration time constraint, we focus on developing projects in the shortest time possible between initial significant investment and first revenue generated in order to maximize our rate of return. We may initiate new development projects by simultaneously obtaining the various required components such as the pipeline and the production platform or subsea well completion equipment.

Our Strengths

•

Low acquisition cost structure. We believe that our focus on acquiring properties with minimal cash investment for the proved undeveloped component allows us to pursue the acquisition of properties with minimal capital at risk.

•

Significant infrastructure investment at our hubs. With over $1.0 billion already invested in infrastructure at our Gomez and Telemark Hubs and more than $275 million related to our Cheviot Hub development, it is our belief that we have a competitive advantage to expand our interest in those areas over other production companies that do not have such an investment.

•

Technical expertise and significant experience. We have assembled a technical staff with an average of over 27 years of industry experience. Our technical staff has specific expertise in the Gulf of Mexico and North Sea offshore property development, including the implementation of subsea completion technology.

•

Operating control. As the operator of a property, we are afforded greater control of the selection of completion and production equipment, the timing and amount of capital expenditures and the operating parameters and costs of the project. As of December 31, 2010, we operated all of our properties under development, all of our subsea wells and 97% of our offshore platforms.

•

Employee ownership. Through employee ownership of company stock, we have assembled a staff whose business decisions are aligned with the interests of our shareholders. As of March 2, 2011, our executive officers and directors own approximately 13% of our common stock.

•	Inventory of projects. We have substantial reserves to develop in both the Gulf of Mexico and the North Sea.

Recent Developments

In June 2011, our wholly owned subsidiary, ATP East Med B.V. (“ATP East Med”), acquired the Shimshon, Daniel East and Daniel West licenses in offshore Israel, and the Israeli government approved these licenses. For these licenses, we anticipate spending between $3 and $5 million during 2011 for acquisition, seismic and preliminary exploration plans.

ATP East Med, as operator of the licenses, has assumed the drilling contract with Transocean Drilling Israel Ltd. for the Sedco Express drilling unit at the Shimshon location where we anticipate initial drilling during the second quarter 2012. We expect to spend between $24 and $29 million during 2012 related to the initial drilling and exploration on the Shimshon license for our 40% working interest.

ATP East Med is also party to two other licenses in offshore Israel, for which we are awaiting approval by the Israeli Ministry of National Infrastructures.

Capped Call Transactions

Concurrently with this offering, we expect to enter into one or more capped call transactions with Credit Suisse International, c/o Credit Suisse Securities (USA) LLC. The capped call transactions will cover, subject to anti-dilution adjustments, up to the number of shares of our common stock into which shares of our currently outstanding preferred stock and shares of the Series B Convertible Preferred Stock offered pursuant to this prospectus supplement will be convertible, assuming full exercise by the underwriters of their over-allotment option. The capped call transactions may offset the potential dilution of our common stock resulting from the conversion of the Series B Convertible Preferred Stock or our currently outstanding preferred stock, to the extent described under “Description of the Capped Call Transactions.”

Corporate Information

ATP Oil & Gas Corporation was incorporated in Texas in 1991. Our principal offices are located at 4600 Post Oak Place, Suite 100, Houston, Texas 77027, where our telephone number is (713) 622-3311.

A detailed discussion of our business is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, both of which are incorporated herein by reference. See “Incorporation by reference.”

The Offering

The summary below describes the principal terms of the Series B Convertible Preferred Stock. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Series B Convertible Preferred Stock” section of this prospectus supplement contains a more detailed description of the terms and conditions of the Series B Convertible Preferred Stock.

Issuer	ATP Oil & Gas Corporation.

Securities Offered	1,500,000 shares of 8% convertible perpetual preferred stock; 1,725,000 shares if the underwriters exercise their over-allotment option in full.

Dividends	8% per annum per share on the liquidation preference thereof of $100.00 for each share of Series B Convertible Preferred Stock. Dividends will accrue and cumulate from the date of settlement and, to the extent that we are legally permitted to pay dividends and our board of directors, or an authorized committee of our board of directors, declares a dividend payable, we will pay dividends in cash, shares of our common stock or a combination thereof, on each dividend payment date. The dividend payable on the first dividend payment date is expected to be $2.24 per share and on each subsequent dividend payment date is expected to be $2.00 per share.

If we pay all or a portion of a dividend in shares of our common stock, we will deliver such shares of common stock to the dividend agent on behalf of the holders of Series B Convertible Preferred Stock and will instruct the dividend agent to either (1) sell such shares for cash on behalf of the holders of the Series B Convertible Preferred Stock and deliver the net proceeds to the holders less any deduction for withholding taxes, or (2) deliver such shares to or for the account of the holders less any shares required to be sold for withholding taxes. Upon delivery of such shares to the dividend agent, the shares of common stock will be beneficially owned by the holders of Series B Convertible Preferred Stock, and the dividend agent will hold those shares and any net cash proceeds from the sale of those shares for the exclusive benefit of holders of Series B Convertible Preferred Stock.

Our ability to declare and pay dividends may be limited by applicable Texas law and by the terms of our existing and future financing arrangements. Specifically, our existing credit agreement and the indenture governing our outstanding 11.875% senior second lien notes due 2015 limit our ability to pay cash dividends or distributions in respect of our capital stock, including the Series B Convertible Preferred Stock. As a result, we do not expect to pay cash dividends with respect to the Series B Convertible Preferred Stock until we have generated sufficient “Consolidated Net Income”, as defined in the credit agreement and indenture, to allow us to do so, which we do not expect will occur for at least one year following the anticipated Issue Date.

See “Description of Series B Convertible Preferred Stock— Dividends.”

Dividend Payment Dates	January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2011.

Liquidation Preference	$100.00 per share of Series B Convertible Preferred Stock, plus accumulated and unpaid dividends.

Ranking	The Series B Convertible Preferred Stock will rank with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•

senior to our common stock and to all of our other capital stock issued in the future unless the terms of that stock expressly provide that it ranks senior to, or on a parity with, the Series B Convertible Preferred Stock;

•

on a parity with our 8% convertible perpetual preferred stock issued on September 29, 2009, and any of our capital stock issued in the future the terms of which expressly provide that it will rank on a parity with the Series B Convertible Preferred Stock; and

•	junior to all of our capital stock issued in the future, the terms of which expressly provide that such stock will rank senior to the Series B Convertible Preferred Stock.

Redemption	None.

Conversion at the Option of the Holder	Holders of Series B Convertible Preferred Stock may elect to convert their shares of Series B Convertible Preferred Stock into shares of common stock at the conversion rate of 4.5045 shares of common stock for each share of Series B Convertible Preferred Stock. This conversion rate is subject to certain adjustments as described under “Description of Series B Convertible Preferred Stock—Anti-dilution Adjustments.”

Conversion upon Fundamental Change

If a “fundamental change” (as defined in “Description of Series B Convertible Preferred Stock—Conversion upon Fundamental Change”) occurs, we will permit conversion of our Series B Convertible Preferred Stock by the holders thereof during the period beginning on the effective date of the fundamental change and ending on the date that is 15 days after such effective date, with converting holders receiving, for each share of Series B Convertible Preferred Stock, the greater of (1) a number of shares of common stock equal to the then-applicable conversion rate, plus a number of additional shares of common stock, if any, described under “Description of Series B Convertible Preferred Stock—Make-Whole Premium for Conversion upon a Fundamental Change”; and (2) a number of shares of our common stock calculated by dividing the liquidation preference by the greater of (A) the average of the daily volume-weighted average price of our common stock on each of the 10 consecutive trading days ending on the trading day immediately preceding the effective date of such fundamental change and (B)

$5.00, in each case as described under “Description of Series B Convertible Preferred Stock—Conversion upon Fundamental Change.”

Mandatory Conversion	On or after October 1, 2014, if the daily volume-weighted average price of our common stock equals or exceeds 150% of the then-prevailing conversion price (the liquidation preference divided by the then-prevailing conversion rate) for at least 20 trading days within any period of 30 consecutive trading days (including the last day of such period), we may, at our option, cause shares of Series B Convertible Preferred Stock to be automatically converted into shares of our common stock at the then-applicable conversion rate, plus accumulated and unpaid dividends, as described under “Description of Series B Convertible Preferred Stock—Mandatory Conversion.”

Anti-dilution Adjustments	The conversion rate and the number of shares of common stock to be delivered upon conversion may be adjusted in the event of, among other things, stock dividends or distributions in shares of common stock or subdivisions, splits and combinations of our common shares. See “Description of Series B Convertible Preferred Stock—Anti-dilution Adjustments.”

Voting Rights	Except as required by Texas law and the statement of resolutions establishing the Series B Convertible Preferred Stock and as set out in our bylaws, holders of the Series B Convertible Preferred Stock will have no voting rights.

In the event that dividends on the Series B Convertible Preferred Stock are in arrears and unpaid for six or more quarterly periods (whether or not consecutive), the holders of the Series B Convertible Preferred Stock, voting as a single class with the shares of any other preferred stock or capital stock having similar voting rights in proportion to their respective liquidation preferences, will be entitled at the next regular or special meeting of our shareholders to elect two directors and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Series B Convertible Preferred Stock has been paid in full.

The affirmative consent of holders of at least 66 2/3% of the outstanding Series B Convertible Preferred Stock and all other preferred stock or capital stock having similar voting rights voting in proportion to the respective liquidation preferences will be required for the issuance of any class or series of stock ranking senior to the Series B Convertible Preferred Stock as to dividend rights or rights upon liquidation, winding-up or dissolution and for amendments to our amended and restated articles of incorporation or the statement of resolutions that would adversely affect the rights of holders of the Series B Convertible Preferred Stock.

See “Description of Series B Convertible Preferred Stock—Voting Rights.”

Registration Rights	We will file (i) a new automatically effective shelf registration statement on Form S-3 and a prospectus supplement to the prospectus forming part of such registration statement and (ii) under certain circumstances, an additional shelf registration statement, in each case to permit registered resales of any shares of common stock delivered as payment of dividends in respect of shares of Series B Convertible Preferred Stock. See “Description of Convertible Preferred Stock—Registration Rights.”

Use of Proceeds	We estimate that the net proceeds from the sale of the Series B Convertible Preferred Stock will be approximately $130.2 million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering as described under the caption “Use of Proceeds.”

Tax Consequences	The U.S. federal income tax consequences of purchasing, owning and disposing of the Series B Convertible Preferred Stock and any common stock received upon conversion of the Series B Convertible Preferred Stock are described in “Certain United States Federal Income and Estate Tax Considerations.” Prospective investors are urged to consult their own tax advisors regarding the tax consequences of purchasing, owning and disposing of the Series B Convertible Preferred Stock and any common stock received upon conversion in light of their personal investment circumstances.

Absence of a Public Market	The Series B Convertible Preferred Stock is a new issue for which there is currently no public market. If an active public market does not develop, the market price and liquidity of the Series B Convertible Preferred Stock will be adversely affected. We do not intend to list the Series B Convertible Preferred Stock on any national securities exchange or include the Series B Convertible Preferred Stock in any automated quotation system.

Transfer Restrictions	The shares of common stock deliverable as dividends in respect of the Convertible Preferred Stock have not been registered under the Securities Act of 1933 or any state securities laws and, unless so registered, as described in “Description of Series B Convertible Preferred Stock—Registration Rights” or otherwise, may not be offered, sold or otherwise transferred except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of such laws.

Common Share Symbol	Our common stock is listed on the NASDAQ Global Select Market under the symbol “ATPG.”

Risk Factors

See “Risk Factors” beginning on page S-13 of this prospectus supplement for a discussion of certain factors that you should carefully consider before investing in the Series B Convertible Preferred Stock.

Summary Consolidated Financial Data

The following table shows our summary historical consolidated financial data as of and for the years ended December 31, 2010, 2009 and 2008 and as of and for the three months ended March 31, 2011 and 2010. The summary historical consolidated financial data for the years ended December 31, 2010, 2009 and 2008 and as of December 31, 2010 and 2009 are derived from our audited financial statements incorporated by reference into this prospectus supplement. The summary historical consolidated financial data as of December 31, 2008 are derived from audited financial statements not incorporated by reference into the prospectus supplement. The summary historical consolidated financial data as of and for the three months ended March 31, 2011 and 2010 are derived from our unaudited financial statements incorporated by reference into this prospectus supplement. In the opinion of management, the interim financial information provided for herein reflects all adjustments (consisting of normal and recurring adjustments) necessary for a fair statement of the data for the periods presented. Results of operations that were achieved for the three months ended March 31, 2011 and 2010 are not necessarily indicative of the results of operations for the entire year or any future period.

You should read the following data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto, included in Part II, Items 7 and 8 of our Annual Report on Form 10-K for the year ended December 31, 2010 and Part I, Item 2 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. Our historical results are not necessarily indicative of results to be expected in future periods.

	Year Ended December 31,			Three Months Ended March 31,
($ in thousands, except per share data)	2010	2009	2008	2011	2010
				(unaudited)
Statement of operations data:
Revenues:
Oil and gas production	$437,997	$298,490	$584,823	$166,500	$93,029
Other(1)	—	13,664	33,206	—	—

	437,997	312,154	618,029	166,500	93,029

Cost, operating expenses and other:
Lease operating	132,544	84,956	91,196	32,407	29,635
Exploration	1,174	264	48	—	712
General and administrative	44,894	44,211	41,653	9,745	11,509
Depreciation, depletion and amortization	220,657	152,780	246,434	79,320	36,001
Impairment of oil and gas properties	63,267	45,799	125,059	—	8,237
Accretion of asset retirement obligation	13,827	11,676	15,566	3,664	3,390
Drilling interruption costs(2)	23,647	—	—	18,498	—
Loss on abandonment	4,829	2,872	13,289	1,269	151
Gain on exchange/disposition of properties (3)	(26,720)	(12,433)	(119,233)	—	(11,974)
Other, net	(946)	(742)	(99)	(9)	(946)

	477,173	329,383	413,913	144,894	76,715

Income (loss) from operations	(39,176)	(17,229)	204,116	21,606	16,314

Other income (expense):
Interest income	696	710	3,476	57	144
Interest expense, net	(222,104)	(40,884)	(100,729)	(75,485)	(12,219)
Derivative income (expense)	(22,419)	(712)	89,035	(50,262)	3,535
Loss on extinguishment of debt	(75,316)	—	(24,220)	—	—

	(319,143)	(40,886)	(32,438)	(125,690)	(8,540)

Income (loss) before income taxes	(358,319)	(58,115)	171,678	(104,084)	7,774
Income tax (expense) benefit	36,273	22,534	(49,973)	(9,142)	(1,405)

	Year Ended December 31,			Three Months Ended March 31,
($ in thousands, except per share data)	2010	2009	2008	2011	2010
				(unaudited)

Net income (loss)	$(322,046)	$(35,581)	$121,705	$(113,226)	$6,369
Less income attributable to noncontrolling interests(4)	(15,503)	(13,380)	—	(3,563)	(4,455)
Less convertible preferred stock dividends	(11,248)	(2,856)	—	(2,758)	(2,800)
Net income (loss) available to common shareholders	$(348,797)	$(51,817)	$121,705	$(119,547)	$(886)
Net income (loss) per share attributable to common shareholders:
Basic	$(6.88)	$(1.24)	$3.43	$(2.34)	$(0.02)
Diluted	$(6.88)	$(1.24)	$3.39	$(2.34)	$(0.02)

Preferred stock cash dividends per share:	$8.05	$2.04	—	—	—

Weighted average number of common shares:
Basic	50,715	41,853	35,457	51,020	50,450
Diluted	50,715	41,853	35,868	51,020	50,450

	As of December 31,			As of March 31,
($ in thousands)	2010	2009	2008	2011
				(unaudited)
Balance sheet data:
Cash and cash equivalents	$154,695	$108,961	$214,993	$182,125
Working capital (deficit)	(106,139)	(26,394)	36,459	(153,341)
Oil and gas properties, net	2,904,636	2,485,772	1,872,203	2,910,302
Total assets	3,290,102	2,803,147	2,275,610	3,327,079
Long-term debt, including current maturities	1,879,409	1,216,685	1,366,630	1,979,970
Other long-term obligations	472,500	274,942	2,582	405,949
Total liabilities	2,897,265	2,067,618	1,959,261	3,043,780
Temporary equity(4)	140,851	139,598	—	140,851
Shareholders’ equity	251,986	595,931	316,394	142,448

(1)	Other revenues are comprised of amounts realized under our loss of production income insurance policy as a result of disruptions caused by the 2008 hurricane.
(2)	Drilling interruption costs reflect the costs we have incurred as a result of the deepwater drilling moratoriums and subsequent drilling permit delays caused by the April 2010 Macondo incident in the Gulf of Mexico, as described under “Risk Factors—The U.S. governmental and regulatory response to the Deepwater Horizon drilling rig accident and resulting oil spill could have a prolonged and material adverse impact on our Gulf of Mexico operations”.
(3)	Gain on disposition of properties consists of a Gulf of Mexico property exchange in 2010, sales of the deep rights on Gulf of Mexico properties in 2010 and 2009, and our sale of 80% of our working interest in Tors and Wenlock in the U.K. North Sea in 2008.
(4)	Represents the 49% redeemable noncontrolling interest in our consolidated limited partnership that holds the ATP Innovator floating production facility.

	Year Ended December 31,			Three Months Ended March 31,
($ in thousands)	2010	2009	2008	2011	2010
				(unaudited)
Cash flow data:
Net cash flows provided by (used in) operating activities	$(37,280)	$159,827	$546,967	$86,175	$469
Net cash used in investing activities	(610,821)	(639,951)	(432,010)	(99,152)	(190,773)
Net cash provided by (used in) financing activities	694,024	358,673	(69,327)	39,681	173,661

Summary Reserve Information

The following table sets forth certain information with respect to our estimated proved reserves by geographic area as of December 31, 2010, 2009 and 2008 based on estimates made in reserve reports prepared by our independent reserve engineers.

	As of December 31,
(unaudited)	2010	2009	2008
Estimated proved oil and natural gas reserves:
Oil and Condensate reserves (Mbbls)
Proved developed	13,630	7,830	7,582
Proved undeveloped	61,499	70,112	57,730

Total	75,129	77,942	65,312

Natural gas reserves (MMcf)
Proved developed	60,979	57,262	65,878
Proved undeveloped	246,793	286,019	255,867

Total	307,772	343,281	321,745
Total proved reserves (MBoe)	126,424	135,156	118,936

PV-10 value (in thousands)
PV-10 value(1)	$2,600,256	$1,989,136	$1,275,116

Prices used in calculating end of year proved reserves:
Natural gas (per Mcf)
Gulf of Mexico	$4.38	$3.87	$5.71
North Sea U.K. Sector	$6.58	$4.95	$8.77
North Sea Dutch Sector	—	$8.27	$12.60
Oil and Condensate (per Bbl)
Gulf of Mexico	$79.43	$61.18	$44.60
North Sea U.K. Sector	$79.71	$59.73	$45.59
North Sea Dutch Sector	—	$50.35	$32.14
Other reserve data:
Natural gas as percent of total proved reserve quantities	41%	42%	45%
Proved developed reserves as percent of total proved reserves	19%	13%	16%

(1)	PV-10 value (“PV-10”) is not a measure under generally accepted accounting principles in the United States of America (“GAAP”) and differs from the corollary GAAP measure “standardized measure of discounted future net cash flows” in that PV-10 is calculated without regard to future income taxes. Management believes that the presentation of PV-10 values is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our estimated proved reserves independent of our individual income tax attributes, thereby isolating the intrinsic value of the estimated future cash flows attributable to our reserves. Because many factors that are unique to each individual company affect the amount of future income taxes to be paid, the use of a pre-tax measure provides greater comparability of assets when evaluating companies. For these reasons, management uses, and believes the industry generally uses, the PV-10 measure in evaluating and comparing acquisition candidates and assessing the potential return on investment related to investments in oil and natural gas properties.

PV-10 is not a measure of financial or operating performance under GAAP, nor should it be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP. The table below provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows (in thousands). For additional information relating to the standardized measure of discounted future net cash flows, please see “Supplemental Disclosures about Oil and Gas Producing Activities (Unaudited)—Oil and Gas Reserve Financial Data (Unaudited)—Standardized Measures” in the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

	As of December 31,
Non-GAAP reconciliation	2010	2009	2008
Present value of estimated future net revenues (PV-10)	$2,600,256	$1,989,136	$1,275,116
Future income taxes at 10%	(251,496)	(214,429)	(147,034)

Standardized measure of discounted future net cash flows	$2,348,760	$1,774,707	$1,128,082

Uncertainties are inherent in estimating quantities of proved reserves, including many risk factors beyond our control. Reserve engineering is a subjective process of estimating subsurface accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and the interpretation thereof.

As a result, estimates by different engineers often vary, sometimes significantly. In addition, physical factors such as the results of drilling, testing and production subsequent to the date of an estimate, as well as economic factors such as change in product prices and operating costs, may require revision of such estimates. Accordingly, oil and natural gas quantities ultimately recovered will vary from reserve estimates.

Summary Operating Information

The following table sets forth summary operating information for the periods ended December 31, 2010, 2009 and 2008 and for the three months ended March 31, 2011 and 2010.

	Year Ended December 31,			Three Months Ended March 31,
($ in thousands, except average realized sales prices)	2010	2009	2008	2011	2010
				(unaudited)
Statement of operations data:
Production:
Oil and condensate (MBbls)	4,471	3,353	4,267	1,600	872
Natural gas (MMcf)	19,151	15,119	31,862	4,449	3,751

Total (MBoe)	7,663	5,873	9,578	2,341	1,479
Revenues from production (in thousands):
Oil and condensate	$326,110	$192,044	$308,910	$144,634	$62,476
Effects of cash flow hedges	—	—	(2,390)	—	—
Amortization of deferred revenue	17,819	32,649	18,976	—	9,102

Total	$343,929	$224,693	$325,496	$144,634	$71,578

Natural gas	$92,551	$64,834	$264,204	$21,866	$19,934
Effects of cash flow hedges	—	1,719	(8,672)	—	—
Amortization of deferred revenue	1,517	7,244	3,795	—	1,517

Total	$94,068	$73,797	$259,327	$21,866	$21,451

Oil, condensate and natural gas	$418,661	$256,878	$573,114	$166,500	$82,410
Effects of cash flow hedges	—	1,719	(11,062)	—	—
Amortization of deferred revenue	19,336	39,893	22,771	—	10,619

Total	$437,997	$298,490	$584,823	$166,500	$93,029

Average realized sales price:
Oil and condensate (per Bbl)	$72.94	$57.28	$72.41	$90.40	$71.65
Effects of cash flow hedges (per Bbl)	—	—	(0.56)	—	—

Average realized price (per Bbl)	$72.94	$57.28	$71.85	$90.40	$71.65

Natural gas (per Mcf)	$4.83	$4.29	$8.29	$4.91	$5.31
Effects of cash flow hedges (per Mcf)	—	0.11	(0.27)	—	—

Average realized price (per Mcf)	$4.83	$4.40	$8.02	$4.91	$5.31

Oil, condensate and natural gas (per Boe)	$54.66	$43.73	$59.82	$71.10	$55.02
Effects of cash flow hedges (per Mcfe)	—	(0.30)	(1.14)	—	—

Average realized price (per Mcfe)	$54.66	$44.03	$58.68	$71.10	$55.02

Selected data (per Boe):
Lease operating expenses	$17.30	$14.47	$9.52	$13.84	$20.04
Depreciation, depletion and amortization	$28.80	$26.01	$25.74	$33.88	$24.05
General and administrative expenses	$5.86	$7.53	$4.32	$4.16	$7.69

RISK FACTORS

Investing in our Series B Convertible Preferred Stock involves risk. Prior to making a decision about investing in our Series B Convertible Preferred Stock, you should carefully consider the following risk factors, as well as the risk factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the period ended March 31, 2011, which are incorporated herein by reference. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our securities could decline, and you could lose part of your investment. The risks described below or incorporated by reference herein also include forward-looking statements. See “Forward-Looking Statements.”

Risks Related to Our Business

If we are not able to generate sufficient funds from our operations and other financing sources, we may not be able to finance our planned development activity, acquisitions or service our debt.

We have been dependent on debt and equity financing to fund our cash needs that are not funded from operations or the sale of assets. In addition, low commodity prices, production problems, disappointing drilling results and other factors beyond our control could reduce our funds from operations and may restrict our ability to obtain additional financing or to pay interest and principal on our debt obligations. Furthermore, we have incurred losses in the past that may affect our ability to obtain financing. Quantifying or predicting the likelihood of any or all of these occurring is difficult in the current domestic and world economy. For these reasons, financing may not be available to us in the future on acceptable terms or at all. In the event additional capital is required but not available on acceptable terms, we would curtail our acquisition, drilling, development and other activities or could be forced to sell some of our assets on an untimely or unfavorable basis.

Our 2011 development plans in the Gulf of Mexico, as well as our longer term business plan, are dependent on receiving approval for deepwater drilling and other permits submitted to the BOEM. While we believe we can satisfy the permitting requirements for our planned 2011 development wells which will allow us to significantly increase our production from current levels, there is no assurance that they will be received in time to benefit our 2011 results or that permits will be issued in the future. Should the permitting process in the Gulf of Mexico continue to be delayed, we believe we can continue to meet our existing obligations for at least the next twelve months; however, absent alternative funding sources, our ability to do so is dependent on maintaining existing production levels from our currently producing wells and maintaining commodity prices and operating costs near current levels. The size of our operations and our capital expenditures budget limit the number of properties that we can develop in any given year and a substantial portion of our current production is concentrated among relatively few wells located offshore in the Gulf of Mexico and in the North Sea, which are characterized by rapid production declines. As a result, we are particularly vulnerable to a near term severe impact resulting from unanticipated complications in the development of, or production from, any single material well or infrastructure installation, including lack of sufficient capital, delays in receiving necessary drilling and operating permits, increased regulation, reduced access to equipment and services, mechanical or operational failures, and bad weather. Any unanticipated significant disruption to, or decline in, our current production levels or negative changes in current commodity prices or operating cost levels could have a material adverse effect on our financial position, results of operations and cash flows and our ability to meet our commitments as they come due. We have historically obtained various other sources of funding to supplement our cash flow from operations and we will continue to pursue them in the future. However, there is no assurance that these alternative sources will be available should these risks and uncertainties materialize. We recently amended our first lien credit facility to provide for an increase to the principal amount from $150 million to approximately $210 million, before transaction costs, of available liquidity.

Our longer term liquidity is also dependent on our ability to bring the next two wells at Telemark on production in the near term and continuing to operate in the Gulf of Mexico, which we expect will generate sufficient cash flows to fund subsequent development projects and service our long-term debt and other obligations. Our longer term liquidity is also dependent on the prevailing prices for oil and natural gas, which have historically been very volatile. To mitigate future price volatility, we may continue to hedge the sales price of a portion of our future production.

The U.S. governmental and regulatory response to the Deepwater Horizon drilling rig accident and resulting oil spill could have a prolonged and material adverse impact on our Gulf of Mexico operations.

On April 20, 2010, a semi-submersible drilling rig operating in the deepwater Outer Continental Shelf (“OCS”) in the Gulf of Mexico exploded, burned for two days and sank, resulting in an oil spill in Gulf of Mexico waters. In response to this crisis, the DOI, on May 6, 2010, instructed the MMS to stop issuing drilling permits for OCS wells and to suspend existing OCS drilling permits issued after April 20, 2010, until May 28, 2010, when a report on the accident was expected to be completed. On May 28, 2010, DOI issued a moratorium (“Moratorium I”), originally scheduled to last for six months, that essentially halted all drilling in water depths greater than 500 feet in the Gulf of Mexico. On June 7, 2010, a lawsuit was filed by several suppliers of services to Gulf of Mexico exploration and production companies challenging the legality of Moratorium I. This challenge was successful and on June 22, 2010, a Federal District Court issued a preliminary injunction preventing Moratorium I from taking effect. On July 8, 2010, the United States Court of Appeals for the Fifth Circuit denied the DOI’s motion to stay the preliminary injunction against the enforcement of Moratorium I. On July 12, 2010, in response to the Court’s actions, the DOI issued a second moratorium (“Moratorium II”) originally scheduled to end on November 30, 2010 that (i) specifically superseded Moratorium I, (ii) suspended all existing operations in the Gulf of Mexico and other regions of the OCS utilizing a subsea blowout preventer (“BOP”) or a surface BOP on a floating facility, and (iii) suspended pending and future permits to drill wells involving the use of a subsurface BOP or a surface BOP on a floating facility. Several lawsuits challenging the legality of Moratorium II and, among other things, the BOEM handling of drilling permits and development plans were subsequently filed in different Federal District Courts, all of which have been consolidated into one case in a Federal District Court that is still pending. On October 12, 2010 the DOI lifted Moratorium II as to all deepwater drilling activity.

The lifting of Moratorium II, however, did not remove all restrictions on offshore drilling. According to DOI’s order lifting Moratorium II, prior to receiving new permits to drill wells, OCS lessees and operators must first comply with an earlier notice to lessees and operators issued by the BOEM that requires additional testing, third-party verification, training for rig personnel, and governmental approvals to enhance well bore integrity and the operation of BOPs and other well control equipment used in OCS wells (“NTL 2010-No.5”). NTL 2010-No.5 was set aside by the Federal District Court on October 19, 2010, as having been improperly issued by BOEM. The DOI’s order lifting Moratorium II, however, also requires OCS lessees and operators to comply with BOEM’s Interim Final Rule entitled “Increased Safety Measures for Energy Development on the Outer Continental Shelf” (the “Safety Interim Final Rule”) issued in September 2010, before recommencing deepwater operations. In general, the Safety Interim Final Rule incorporates the terms of NTL 2010-No.5 and establishes new safety requirements relating to the design of wells and testing of the integrity of well bores, the use of drilling fluids, and the functionality and testing of BOPs. Longer term, OCS lessees and operators will be required to comply with the BOEM’s new Final Workplace Safety Rule, also issued by BOEM in September 2010. The Final Workplace Safety Rule requires all OCS operators to implement all of the formerly voluntary practices in the American Petroleum Institute’s Recommended Practice 75, which includes the development and maintenance of a Safety and Environmental Management System, within one year after the date of the rule. In addition to these two rules, before a permit will be issued, each operator must demonstrate that it has enforceable obligations that ensure that containment resources are available promptly in the event of a deepwater blowout. Although Moratorium II has been lifted, we cannot predict with certainty when permits will be granted under the new requirements.

We cannot predict how federal and state authorities will further respond to the incident in the Gulf of Mexico or whether additional changes in laws and regulations governing oil and gas operations in the Gulf of Mexico will result. New regulations already issued will, and potential future regulations or additional statutory limitations, if enacted or issued, could, require a change in the way we conduct our business, increase our costs of doing business or ultimately prohibit us from drilling for or producing hydrocarbons in the Gulf of Mexico. We cannot predict if or how the governments of other countries in which we operate will respond to the accident in the Gulf of Mexico.

We have planned drilling operations in the deepwater Gulf of Mexico, some of which were permitted prior to April 20, 2010, and some of which are not yet permitted. Moratorium II has caused us to delay the third and fourth wells scheduled at our Telemark Hub and, even though Moratorium II has been lifted, any delays in the resumption of the permitting process may result in delays in our drilling operations scheduled in 2011 at our Gomez Hub as well. During 2010, a side-track well operation in 7,000 feet of water was interrupted when Moratorium I was imposed and work on that project stopped, resulting in the early termination of a drilling contract. In the course of obtaining a full release from our obligations under the contract, we incurred net costs of $8.7 million reflected as drilling interruption costs on our Consolidated Statements of Operations. Additionally, because the necessary deepwater drilling permits were not issued, drilling interruption costs also include $14.9 million of stand-by costs related to drilling operations at our Telemark and Gomez Hubs.

Delays in the development of or production curtailment at our material properties, including at our Telemark Hub, may adversely affect our financial position and results of operations.

The size of our operations and our capital expenditures budget limits the number of properties that we can develop in any given year. Complications in the development of any single major well or infrastructure installation may result in a material adverse effect on our financial condition and results of operations. For example, during 2010 our operations have been curtailed due to the imposition of the deepwater drilling moratoriums and permitting slowdown discussed above. We cannot predict with certainty if or when the BOEM will issue to us the necessary deepwater drilling permits to us. During 2009, delays obtaining workover permits for an operation at our Gomez Hub pushed completion of the workover from the fourth quarter of 2009 to late January 2010. During 2008, we experienced production delays and increased costs at our High Island A-589 project in the Gulf of Mexico. Also, see the above discussion of the U.S. regulatory response to the Deepwater Horizon drilling rig accident.

In addition, relatively few wells contribute a substantial portion of our production. If we were to experience operational problems or adverse commodity prices resulting in the curtailment of production in any of these wells, our total production levels would be adversely affected, which would have a material adverse effect on our financial condition and results of operations. For example, during September 2008, Hurricane Ike caused wide-spread damage to many pipelines in the Gulf of Mexico. While our facilities suffered only minimal damage, production curtailments resulting from damages to third-party infrastructure, especially downstream of the Gomez Hub, significantly impacted our cash flows for several months.

Our actual development results are likely to differ from our estimates of our oil and gas reserves. We may experience production that is less than estimated and development costs that are greater than estimated in our reserve reports. Such differences may be material.

Estimates of our oil and natural gas reserves and the costs and timing associated with developing these reserves may not be accurate. Additionally, at December 31, 2010, approximately 81% of our total proved reserves are classified as undeveloped. Development of these reserves may not yield the expected results, or the development may be delayed or the development costs may exceed our estimates, any of which may materially affect our financial position and results of operations. Development activity may result in downward adjustments of reserves or higher than estimated costs.

Our estimates of our proved oil and natural gas reserves and the estimated future net revenues from such reserves are based upon various assumptions, including assumptions required by the SEC relating to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. This process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise and the quality and reliability of this data can vary.

Any significant variance could materially affect the estimated quantities and PV-10 value of our reserves. Our properties may also be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, we will likely adjust estimates of proved reserves to reflect production history, results of development, prevailing oil and natural gas prices and other factors, many of which are beyond our control. Actual production, revenues, taxes, development expenditures and operating expenses with respect to our reserves may vary materially from our estimates.

We have significant debt, trade payables, and other long-term obligations.

Our trade payables, other long-term obligations and related interest payment requirements and scheduled debt maturities may have important negative consequences. For instance, they could:

•	make it more difficult or render us unable to satisfy these or our other financial obligations;

•

require us to dedicate a substantial portion of any cash flow from operations to the payment of overriding royalties or interest and principal due under our debt, which will reduce funds available for other business purposes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to some of our competitors that have less financial leverage; and

•	limit our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

Our ability to satisfy our financial obligations and commitments depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. We cannot provide assurance that our business will generate sufficient cash flow or that future financings will be available to provide sufficient proceeds to meet these obligations. The inability to meet our financial obligations and commitments will impede the successful execution of our business strategy and the maintenance of our economic viability.

Oil and natural gas prices are volatile, and low prices have had in the past and could have in the future a material adverse impact on our business.

Our revenues, profitability and future growth and the carrying value of our properties depend substantially on the prices we realize for our oil and natural gas production. Our realized prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital.

Historically, the markets for oil and natural gas have been volatile, and they are likely to continue to be volatile. For example, oil and natural gas prices increased significantly in late 2000 and early 2001 and then steadily declined in 2001. This phenomenon occurred again beginning in 2004 when oil prices began to climb and reached an all-time high in mid 2008. By the end of 2008, oil had lost nearly two-thirds of its value, dropping from a high of $146 per barrel in July 2008 to a close of $45 per barrel in December 2008. In February 2009, oil closed at its lowest price for the year of $33.98 per barrel. In 2010, oil has climbed to over $90 per barrel toward the end of the year. Among the factors that have caused and may continue to cause this volatility are:

•	worldwide or regional demand for energy, which is affected by economic conditions;

•	the domestic and foreign supply of oil and natural gas;

•	volatility in the value of the U.S. dollar relative to other currencies;

•	governmental regulations or lack of regulations around the world;

•	the continuation of Moratorium II after October 12, 2010 and the uncertainty of when the BOEM will issue permits for deepwater drilling;

•	political conditions in oil or natural gas producing regions;

•	the ability of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels;

•	speculative trading in crude oil and natural gas derivative contracts;

•	weather conditions; and

•	price and availability of alternative fuels.

It is impossible to predict oil and natural gas price movements with certainty. Lower oil and natural gas prices may not only decrease our revenues on a per-unit basis but also may reduce the amount of oil and natural gas that we can produce economically. A substantial or extended decline in oil and natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures. Further, oil prices and natural gas prices do not necessarily move together.

Rapid growth may place significant demands on our resources.

We have experienced rapid growth in our operations and expect that significant expansion of our operations will continue. Our rapid growth has placed, and our anticipated future growth will continue to place, a significant demand on our managerial, operational and financial resources due to:

•	the need to manage relationships with various strategic partners and other third parties;

•	difficulties in hiring, managing and retaining skilled personnel necessary to support our rapid growth;

•	the need to train and manage a growing employee base; and

•	pressures for the continued development of our financial and information management systems.

If we have not made adequate allowances for the costs and risks associated with this expansion or if our systems, procedures or controls are not adequate to support our operations, our business could be adversely impacted.

Our success depends on dedicated and skillful management and staff, whose departure could disrupt our business operations.

Our success will depend on our ability to retain and attract experienced geoscientists and other professional staff. As of December 31, 2010, we had 27 engineers, geologist/geophysicists and other technical personnel in our Houston office, 3 engineers, geologist/geophysicists and other technical personnel in our U.K. location and 1 engineer in our Netherlands office. We depend to a large extent on the efforts, technical expertise and continued employment of these personnel and members of our management team. If a significant number of them resign or become unable to continue in their present role and if they are not adequately replaced, our business operations could be adversely affected.

Our insurance coverage may not be sufficient to cover some liabilities or losses that we may incur.

We maintain insurance to protect the Company and its subsidiaries against losses arising out of our oil and gas operations. Our insurance includes coverage for physical damage to our offshore properties, general (third party) liability, workers compensation and employers liability, seepage and pollution and other risks. Our insurance includes various limits and deductibles or retentions, which must be met prior to or in conjunction with recovery. Additionally, our insurance is subject to the terms, conditions and exclusions of such policies. For losses emanating from offshore operations, ATP has up to an aggregate of $2.1 billion of various insurance coverages with individual policy limits ranging from $1.0 million to over $500 million each. While we maintain insurance levels, deductibles and retentions that we believe are prudent and responsible, there is no assurance that such coverage will adequately protect us against liability from all potential consequences and damages.

In general, our current insurance policies cover physical damage to our oil and gas assets. The coverage is designed to repair or replace assets damaged by insurable events.

Our excess liability policies generally provide coverage (dependent on the asset) for bodily injury and property damage, including coverage for negative environmental effects such as seepage and pollution. This liability coverage would cover claims for bodily injury or death brought against the company by or on behalf of individuals who are not employees of the company. The liability limits scale to either our operating interest or the total insured interest including nonoperating partners.

Our energy insurance package includes coverage for operator’s extra expense, which provides coverage for control of well, re-drill and pollution arising from a covered event. We maintain a $150 million Oil Spill Financial Responsibility policy in order to provide a Certificate of Financial Responsibility to the BOEM under the requirements of the Oil Pollution Act of 1990. Additionally, as noted above, our excess liability policies provide coverage (dependent on the asset) for bodily injury and property damage, including coverage for negative environmental effects such as seepage and pollution. Legislation has been proposed to increase the limit of the Oil Spill Financial Responsibility policy required for the certificate and there is no assurance that we will be able to obtain this insurance should that happen.

The occurrence of a significant accident or other event not fully covered by our insurance could have a material adverse effect on our operations and financial condition. Our insurance does not protect us against all operational risks. We do not carry business interruption insurance at levels that would provide enough funds for us to continue operating without access to other funds. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. Because third-party contractors and other service providers are used in our offshore operations, we may not realize the full benefit of worker’s compensation laws in dealing with their employees. In addition, pollution and environmental risks generally are not fully insurable.

Our price risk management decisions may reduce our potential gains from increases in commodity prices and may result in losses.

We utilize derivative instruments and fixed-price forward sales contracts with respect to a portion of our expected production, in order to manage our exposure to oil and natural gas price volatility. These instruments expose us to risk of financial loss if:

•	production is less than expected for forward sales contracts;

•	the counterparty to the derivative instrument defaults on its contract obligations; or

•	there is an adverse change in the expected differential between the underlying price in the derivative instrument or fixed-price forward sales contract and actual price received.

Our results of operations may be negatively impacted in the future by our derivative instruments and fixed-price forward sales contracts as these instruments may limit any benefit we would receive from increases in the prices for oil and natural gas.

Potential regulations under the Dodd-Frank Act regarding derivatives could adversely impact our ability to engage in commodity price risk management activities.

Periodically we enter into commodity derivative contracts as an economic hedge on a portion of our oil and natural gas sales. On July 21, 2010, Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which imposes a comprehensive regulatory scheme significantly impacting companies engaged in over-the-counter (“OTC”) swap transactions. The Dodd-Frank Act generally applies to “swaps” entered into by “major swap participants” and/or “swap dealers,” each as defined in the Dodd-Frank Act. A swap is very broadly defined in the Dodd-Frank Act and includes an energy commodity swap. A swap dealer includes an entity that regularly enters into swaps with counterparties as an “ordinary course of business for its own account.” Furthermore, a person may qualify as a major swap participant if it maintains a “substantial position” in outstanding swaps, other than swaps used for “hedging or mitigating commercial risk” or whose positions create substantial exposure to its counterparties or the U.S. financial system. The Dodd-Frank Act subjects swap dealers and major swap participants to substantial supervision and regulation by the U.S. Commodity Futures Trading Commission (“CFTC”), including capital standards, margin requirements, business conduct standards, and recordkeeping and reporting requirements. It also requires most regulated swaps to be cleared through a derivatives clearing organization (“DCO”) registered with the CFTC. By clearing through a DCO, each party to a swap will be required to provide collateral to the DCO to settle, on a daily basis, any credit exposure resulting from fluctuations in market prices. The CFTC also has the authority to impose position limits on companies trading in OTC derivatives markets. Although the Dodd-Frank Act provides a framework for regulating OTC swap transactions, the substance of the Securities Act will be set forth in numerous rules subsequently promulgated by the CFTC and other agencies. Because the CFTC has not yet clearly articulated the scope of key definitions in the Dodd-Frank Act, such as “swap,” “swap dealer” and “major swap participant,” and because the parameters of Dodd-Frank Act requirements are still shifting, it is impossible to know exactly how the Dodd-Frank Act will impact our business. However, the issuance of any rules or regulations relating to the Dodd-Frank Act that subject us to additional business conduct standards, position limits and/or reporting, capital, margin or clearing requirements with respect to our energy commodity swap risk management positions could have an adverse effect on our ability to hedge risks associated with our business or on the cost of our hedging activities. If we are required to post collateral as a result of new rules, we would have to do so by utilizing cash or letters of credit, to the extent allowed by our credit agreements, which would reduce our liquidity position and increase costs. These changes could materially reduce our hedging opportunities and increase the costs associated with our hedging programs, both of which could negatively affect our cash flow.

The unavailability or increased cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our ability to execute on a timely basis our development plans and abandonment operations within our budget.

Shortages or increases in the cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our operations, which could have a material adverse effect on our business, financial condition and results of operations. Changes in the level of drilling activity in the Gulf of Mexico and the North Sea affects the availability of offshore rigs and associated equipment. In periods of increased drilling activity in the Gulf of Mexico and the North Sea, we may experience increases in associated costs, including those related to drilling rigs, equipment, supplies and personnel and the services and products of other vendors to the industry. These costs may increase further and necessary equipment and services may not be available to us at economical prices. For the years ended December 31, 2010, 2009 and 2008, we recorded losses on abandonment of $4.8 million, $2.9 million and $13.3 million, respectively, primarily as a result of unanticipated increases in service costs in the Gulf of Mexico.

We may suffer losses as a result of foreign currency fluctuations.

The net assets, net earnings and cash flows from our wholly owned subsidiaries in the U.K. and the Netherlands are based on the U.S. dollar equivalent of such amounts measured in the applicable local currency. These foreign operations have the potential to impact our financial position due to fluctuations in exchange rates.

Any increase in the value of the U.S. dollar in relation to the value of the local currency will adversely affect our revenues from our foreign operations when translated into U.S. dollars. Similarly, any decrease in the value of the U.S. dollar in relation to the value of the local currency will increase our development costs in our foreign operations, to the extent such costs are payable in foreign currency, when translated into U.S. dollars. We currently have no derivatives or other financial instruments in place to hedge the risk associated with the movement in foreign currency exchange rates.

The oil and natural gas business involves many uncertainties and operating risks that can prevent us from realizing profits and can cause substantial losses.

Our development activities may be unsuccessful for many reasons, including cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of an oil or natural gas well does not ensure a profit on investment. A variety of factors, both technical and market-related, can cause a well to become uneconomic or only marginally economic. In addition to their cost, unsuccessful wells can hurt our efforts to replace reserves.

The oil and natural gas business involves a variety of operating risks, including:

•	fires;

•	explosions;

•	blow-outs and surface cratering;

•	uncontrollable flows of natural gas, oil and formation water;

•	pipe, cement, subsea well or pipeline failures;

•	casing collapses;

•	embedded oil field drilling and service tools;

•	abnormally pressured formations;

•	environmental accidents or hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases; and

•	hurricanes and other natural disasters.

If we experience any of these problems, it could affect well bores, platforms, gathering systems and processing facilities, which could adversely affect our ability to conduct operations. We could also incur substantial losses in excess of our insurance coverage as a result of:

•	injury or loss of life;

•	severe damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	clean-up responsibilities;

•	regulatory investigation and penalties;

•	suspension of our operations; and

•	repairs to resume operations.

Offshore operations are also subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for development or leasehold acquisitions, or result in loss of equipment and properties.

Our Gulf of Mexico properties are subject to rapid production declines. Therefore, we are required to replace our reserves at a faster rate than companies whose onshore reserves have longer production periods. We may not be able to identify or complete the acquisition of properties with sufficient proved reserves to implement our business strategy.

Reservoirs in the Gulf of Mexico are typically prolific producers due to their high permeability and efficient completions. Reserves can therefore be produced rapidly. As of December 31, 2010, we project normalized annual decline rates of 22% for oil and 10% for gas in our Gulf of Mexico deepwater fields. While this results in recovery of a relatively higher percentage of reserves from Gulf of Mexico properties during the initial years of production, we must incur significant capital expenditures to replace declining production.

We may not be able to identify or complete the acquisition of properties with sufficient reserves or reservoirs to implement our business strategy. As we produce our existing reserves, we must identify, acquire and develop properties through new acquisitions or our level of production and cash flows will be adversely affected. The availability of properties for acquisition depends largely on the divesting practices of other oil and natural gas companies, commodity prices, general economic conditions and other factors that we cannot control or influence. A substantial decrease in the availability of oil and gas properties that meet our criteria in our areas of operation, or a substantial increase in the cost to acquire these properties, would adversely affect our ability to replace our reserves.

We may incur substantial impairment write-downs.

We account for our oil and gas property costs using the successful efforts accounting method. Under the successful efforts method, lease acquisition costs and intangible drilling and development costs on successful wells and development dry holes are capitalized. Costs of drilling exploratory wells are initially capitalized, but charged to expense if and when a well is determined to be unsuccessful.

If management’s estimates of the recoverable reserves on a property are revised downward, if development costs exceed previous estimates or if oil and natural gas prices decline, we may be required to record additional noncash impairment write-downs in the future, which would result in a negative impact to our financial position and earnings. We review our proved oil and gas properties for impairment on a depletable unit basis whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. To determine if a depletable unit is impaired, we compare the carrying value of the depletable unit to the undiscounted future net cash flows by applying management’s estimates of future oil and gas prices to the estimated future production of oil and gas reserves over the economic life of the property and deducting estimated future operating and development costs. Future net cash flows are based upon reservoir engineers’ estimates of proved reserves. In addition, other factors such as probable and possible reserves are taken into consideration when justified by economic conditions and actual or planned drilling or other development activities. For a property determined to be impaired, an impairment loss equal to the excess of the carrying value over the estimated fair value of the impaired property will be recognized. Fair value, on a depletable unit basis, is estimated to be the present value of the aforementioned expected future net cash flows. Any impairments of proved properties are aggregated in accumulated depletion, depreciation, amortization and impairment, and reduce our basis in the asset. Each part of this calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future net cash flows and fair value. We recorded impairments during the years ended December 31, 2010, 2009 and 2008 totaling $42.4 million, $44.6 million and $124.7 million, respectively, on certain proved properties in the Gulf of Mexico. We also recorded impairments totaling $14.9 million during 2010, on certain proved properties in the North Sea.

Impairments of unproved properties were $6.0 million, $1.2 million and $0.4 million in 2010, 2009 and 2008, respectively, primarily related to surrendered leases in the Gulf of Mexico.

Management’s assumptions in calculating oil and gas reserves or estimating the future cash flows or fair value of our properties are subject to change at any time as economic conditions change. Changes in reserve volumes or commodity price forecasts will directly impact our estimates of future cash flows and property fair values. Adverse changes in these variables could result in the recognition of impairment expense, which would reduce our net income (or increase a net loss) and reduce our basis in the related asset.

We may be unable to identify liabilities associated with the properties that we acquire or obtain protection from sellers against them.

Acquiring oil and gas properties requires us to assess reservoir and infrastructure characteristics, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, we perform a review of the subject properties, but such a review will not reveal all existing or potential problems. In the course of our due diligence, we may not inspect every well, platform or pipeline. We cannot necessarily observe structural and environmental problems, such as pipeline corrosion, when an inspection is made. We may not be able to obtain contractual indemnities from the seller for liabilities created prior to our purchase of the property. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.

Competition in our industry is intense, and we are smaller than some of our competitors in the Gulf of Mexico and in the North Sea.

We compete with major and independent oil and natural gas companies for property acquisitions. We also compete for the equipment and labor required to operate and to develop our properties. Some of our competitors have substantially greater financial and other resources than we do. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for oil and natural gas properties and may be able to define, evaluate, bid for and acquire a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

Members of our management team own a significant amount of common stock, giving them influence in corporate transactions and other matters, and the interests of these individuals could differ from those of other shareholders.

Members of our management team beneficially own approximately 13% of our outstanding shares of common stock at March 2, 2011. As a result, these shareholders are in a position to significantly influence the outcome of matters requiring a shareholder vote, including the election of directors, the adoption of an amendment to our articles of incorporation and the approval of mergers and other significant corporate transactions. Their influence may delay or prevent a change of control and may adversely affect the voting and other rights of other shareholders.

Terrorist attacks or similar hostilities may adversely impact our results of operations.

The terrorist attacks that took place in the U.S. on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially adversely impact our business. Uncertainty surrounding military strikes or a sustained military campaign may affect our operations in unpredictable ways, including disruptions of fuel supplies and markets, particularly oil markets, and the possibility that infrastructure facilities, including pipelines, production facilities, processing plants and refineries, could be direct targets of, or indirect casualties of, an act of terror or war. The continuation of these developments may subject our operations to increased risks and, depending on their ultimate magnitude, could have a material adverse effect on our business, results of operations, financial condition and prospects.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

As discussed above, development, production and sale of oil and natural gas in the Gulf of Mexico and in the North Sea are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations.

Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our costs. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

Legislation and regulations pertaining to climate change and greenhouse gas emissions have the potential to materially adversely impact our business, financial condition, results of operations and cash flows, including costs of compliance and permitting delays. The extent and magnitude of these adverse impacts cannot be reliably or accurately estimated at this time because specific regulatory and legislative requirements have not been finalized and uncertainty exists with respect to the measures being considered, the costs and the time frames for compliance, and our ability to pass compliance costs on to our customers.

Risks Related to Our Series B Convertible Preferred Stock and this Offering

We may not be able to pay cash dividends on the Series B Convertible Preferred Stock.

Under Texas law, cash dividends on capital stock may only be paid from “surplus” or, if there is no “surplus”, from the corporation’s net profits for the then current or the preceding fiscal year. Unless we operate profitably, our ability to pay cash dividends on the Series B Convertible Preferred Stock would require the availability of adequate “surplus”, which is defined as the excess, if any, of our total assets over our total liabilities plus the par value of our outstanding capital stock. In order to pay dividends in cash, we must have surplus or net profits equal to the full amount of the cash dividends at the time such dividend is declared. Furthermore, even if adequate surplus is available to pay cash dividends on the Series B Convertible Preferred Stock, we may not have sufficient cash to pay dividends on the Series B Convertible Preferred Stock.

In addition, the terms of any financing arrangements that are in effect at the time the Series B Convertible Preferred Stock provides for the payment of dividends, including the agreements governing our existing credit facility and outstanding 11.875% senior second lien notes due 2015 and any future financing arrangements that we may enter into, may include prohibitions or restrictions on the payment of cash dividends on our equity interests, including the Series B Convertible Preferred Stock. Specifically, our existing credit agreement and the indenture governing our outstanding second lien notes limit our ability to pay cash dividends or distributions in respect of our capital stock, including the Series B Convertible Preferred Stock. As a result, we do not expect to pay cash dividends with respect to the Series B Convertible Preferred Stock until we have generated sufficient “Consolidated Net Income”, as defined in the credit agreement and indenture, to allow us to do so, which we do not expect will occur for at least one year following the anticipated Issue Date. Accordingly, we may not have the ability to pay cash dividends on the Series B Convertible Preferred Stock at any time or at all.

We may not be able to execute on the development and acquisition opportunities we intend to pursue with the proceeds from this offering. Additionally, any of the development and acquisition opportunities that we are successful in pursuing may not generate the benefits we expect.

As more fully described in “Summary—Purpose of the Offering” and “Use of Proceeds”, we intend to utilize the net proceeds from this offering to fund capital expenditures related to our drilling and development activities, including development of wells at our Telemark Hub in the deepwater Gulf of Mexico, and for general corporate purposes. We cannot assure you that we will be able to successfully consummate any drilling and development opportunities we elect to pursue, or that any such drilling and development opportunities that we are successful in consummating will provide the benefits we anticipate, whether due to any of the risks and uncertainties identified in this “Risk Factors” section or otherwise.

There has not been, and may not be, an active trading market for the Series B Convertible Preferred Stock.

The Series B Convertible Preferred Stock will be a new issue of securities for which there is currently no market. We cannot guarantee the future development of a market for the Series B Convertible Preferred Stock or the ability of the holders of the Series B Convertible Preferred Stock to sell, or the price at which holders may be able to sell, the Series B Convertible Preferred Stock. We do not intend to apply for the Series B Convertible Preferred Stock to be listed on any securities exchange or to arrange for quotation with respect to the Series B Convertible Preferred Stock on any automated dealer quotation system. The underwriters have informed us that, subject to applicable laws and regulations, they currently intend to make a market for the Series B Convertible Preferred Stock. However, the underwriters are not obligated to do so, and any such market making may be discontinued at any time without notice. Therefore, we cannot assure you as to whether an active trading market will develop for the Series B Convertible Preferred Stock or, if a market develops, whether it will be liquid.

We cannot assure you that we will be able to file, cause to be declared effective or keep effective, as the case may be, a registration statement permitting resales of the common stock issued as payments of dividends on the Series B Convertible Preferred Stock.

Any common stock delivered as payment of dividends on the Series B Convertible Preferred Stock may not, unless registered under the Securities Act, be offered, sold or otherwise transferred except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of such laws. We will file (i) a new automatically effective shelf registration statement on Form S-3 and a prospectus supplement to the prospectus forming part of such registration statement, and (ii) under certain circumstances, an additional shelf registration statement, in each case to permit registered resales (either directly by holders of Series B Convertible Preferred Stock or by the dividend agent on behalf of such holders, as described under “Description of Series B Convertible Preferred Stock—Method of Payment of Dividends”) of any shares of common stock delivered as payment of dividends in respect of shares of Series B Convertible Preferred Stock. We cannot assure you that we will be able to file or keep either such registration statement (including any amendment or supplement thereto) effective for the required period. See “Description of Series B Convertible Preferred Stock—Registration Rights”.

The Series B Convertible Preferred Stock ranks junior to all of our liabilities and will not limit our ability to incur future indebtedness that will rank senior to the Series B Convertible Preferred Stock.

The Series B Convertible Preferred Stock ranks junior to all of our liabilities. In the event of our bankruptcy, liquidation or winding-up, our assets will be available to make payments with respect to our obligations on the Series B Convertible Preferred Stock, including any payments we may be required to make on the Series B Convertible Preferred Stock, only after all of our indebtedness and other liabilities have been paid. In addition, the Series B Convertible Preferred Stock will effectively rank junior to all existing and future liabilities of our subsidiaries and, generally, any share capital of our subsidiaries held by others. The rights of holders of the Series B Convertible Preferred Stock to participate in the distribution of assets of our subsidiaries will rank junior to the prior claims of that subsidiary’s creditors and any such other equity holders. As of March 31, 2011, we had approximately $3.043 billion of total liabilities. Consequently, if we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets remaining to pay amounts due on any or all of the Series B Convertible Preferred Stock then issued and outstanding. We and our subsidiaries may incur substantial amounts of additional debt and the other obligations that will rank senior to the Series B Convertible Preferred Stock, and the terms of the Series B Convertible Preferred Stock will not limit the amount of such debt or other obligations that we may incur. In addition, our subsidiaries may issue share capital to third parties.

The number of additional shares of common stock issuable upon conversion in connection with a fundamental change may not adequately compensate you for the lost option time value of your Series B Convertible Preferred Stock as a result of such fundamental change.

If a fundamental change occurs, holders who elect to convert their shares of Series B Convertible Preferred Stock in connection with such fundamental change will receive, in addition to shares issuable upon conversion of the Series B Convertible Preferred Stock at the then-applicable conversion rate, additional shares of our common stock as a make-whole premium to such holders. A description of the method by which such number of additional shares will be determined is described under “Description of Series B Convertible Preferred Stock—Make-Whole Premium upon a Fundamental Change.” While the number of additional shares is designed to compensate you for the lost option time value of your Series B Convertible Preferred Stock as a result of a fundamental change, the additional shares are only an approximation of such lost value and may not adequately compensate you for such loss.

Our ability to issue preferred stock in the future could adversely affect the rights of holders of the Series B Convertible Preferred Stock and our common stock.

Our board of directors is authorized to issue additional series of preferred stock on parity with the Series B Convertible Preferred Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up, without any action on the part of holders of our Series B Convertible Preferred Stock or our common stock. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease, adversely affecting the value of the Series B Convertible Preferred Stock.

The trading prices for the Series B Convertible Preferred Stock will be directly affected by the trading prices for our common stock, which are impossible to predict.

The trading prices for the Series B Convertible Preferred Stock in the secondary market will be directly affected by the trading prices of our common stock. Trading prices of our common stock may be volatile in response to a number of factors, including actual or anticipated variations in our quarterly or annual operating results, changes in conditions, trends or prospects in our industries and general economic, financial and other factors, including the factors discussed in this “Risk Factors” discussion. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of equity securities generally could affect the price of our common stock, thereby affecting the price of the Series B Convertible Preferred Stock.

Future sales of our common stock, or the perception that such future sales may occur, may adversely affect the market price of our common stock, which could in turn negatively affect the trading price of the Series B Convertible Preferred Stock.

The sale of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect the market price of our common stock, which in turn negatively affect the trading price of the Series B Convertible Preferred Stock. In connection with this offering, our directors and executive officers have entered into written “lock-up” agreements providing in general that, for a period of 90 days from the date of this prospectus supplement, they will not, among other things, sell their shares of common stock without the prior written consent of Credit Suisse Securities (USA) LLC. However, these lock-up agreements are subject to a number of specified exceptions, including that our directors and executive officers who are subject to the lock-up agreements will be permitted, during the 90-day lock-up period, to sell in the aggregate 1,000,000 shares of our common stock. See “Underwriting” for a more complete description of the exceptions to these lock-up agreements. Upon expiration of these lock-up agreements, our directors and executive officers will generally be permitted to sell their shares of common stock.

In addition, the price of our common stock could also be affected by possible sales of our common stock by investors who view the Series B Convertible Preferred Stock as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that could develop involving our common stock. The hedging or arbitrage activity could, in turn, negatively affect the trading price of the Series B Convertible Preferred Stock.

Holders of the Series B Convertible Preferred Stock will have no rights as a holder of our common stock until they acquire our common stock.

Until you acquire shares of our common stock upon conversion of the Series B Convertible Preferred Stock or as payment of dividends on the Series B Convertible Preferred Stock, you will have no rights with respect to our common stock, including voting rights (except as required by applicable state law and as described under “Description of Series B Convertible Preferred Stock—Voting Rights”), rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon acquiring shares of our common stock through conversion of the Series B Convertible Preferred Stock or as payment of dividends on the Series B Convertible Preferred Stock, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the date you acquire such shares of our common stock.

You may suffer dilution of the shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock.

The number of shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock is subject to adjustment only for share dividends, share splits and combinations, and specified other transactions as described in “Description of Series B Convertible Preferred Stock—Anti-dilution Adjustments”. The number of shares of our common stock issuable upon conversion is not subject to adjustment for other events, such as employee stock option grants, offerings of our common stock for cash or in connection with acquisitions, or other transactions that may reduce the price of our common stock. The terms of our Series B Convertible Preferred Stock do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of our Series B Convertible Preferred Stock in engaging in any such offering or transaction.

The capped call transactions may affect the value of the Series B Convertible Preferred Stock and our common stock.

Concurrently with this offering, we expect to enter into one or more capped call transactions with Credit Suisse International, c/o Credit Suisse Securities (USA) LLC (collectively, the “capped call counterparty”). The capped call transactions may offset the potential dilution of our common stock resulting from the conversion of the Series B Convertible Preferred Stock or our currently outstanding preferred stock. We intend to use a portion of the net proceeds of this offering to pay the premium of the capped call transactions.

In connection with establishing its initial hedges of these transactions, the capped call counterparty has informed us that it expects to enter into various derivative transactions with respect to our common stock and/or purchase shares of our common stock in secondary market transactions concurrently with or shortly after the pricing of the Series B Convertible Preferred Stock. The capped call counterparty has informed us that these activities could have the effect of increasing, or limiting a decline in, the market price of our common stock concurrently with or shortly after the pricing of the Series B Convertible Preferred Stock.

The capped call counterparty has also informed us that it is likely to modify its hedge positions by entering into or unwinding various derivative transactions with respect to our common stock and/or by purchasing or selling our common stock in secondary market transactions while the Series B Convertible Preferred Stock is outstanding. In order to unwind its hedge positions, the capped call counterparty has informed us that it will likely sell shares of our common stock in secondary transactions or unwind various derivative transactions with respect to our common stock. In addition, if the capped call transactions fail to become effective when this offering of Series B Convertible Preferred Stock is completed, the capped call counterparty may unwind its hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, as a result, the value of the Series B Convertible Preferred Stock.

In taking any such action, the capped call counterparty will be acting to protect its economic interests, which might conflict with those of our company or the holders of our capital stock. The capped call counterparty has informed us that the effect, if any, of these transactions and activities on the market prices of our common stock will depend in part on market conditions and cannot be ascertained at this time, but any such activity or transaction could adversely affect the value of our common stock that you may receive upon conversion of the Series B Convertible Preferred Stock.

Risks Related to Taxes

If the dividend agent fails to sell the shares on your behalf to fund the withholding obligation or is otherwise unable to satisfy the withholding obligation, the Internal Revenue Service (“IRS”) may seek recourse from us and/or holders of the Series B Convertible Preferred Stock for any remaining amount of the withholding tax liability and the holders of the Series B Convertible Preferred Stock will be required to pay the IRS in cash even though the dividend payment (or portion thereof) may have been made in shares of our common stock.

As discussed in “Description of Series B Convertible Preferred Stock—Dividends” and “Description of Series B Convertible Preferred Stock—Method of Payment of Dividends” elsewhere in this prospectus supplement, holders of shares of Series B Convertible Preferred Stock will be entitled to receive dividends payable in cash, shares of our common stock or combination thereof. If we elect to pay all or a portion of the dividend in the form of shares of our common stock, we will deliver such shares to the dividend agent on behalf of the holders of the Series B Convertible Preferred Stock and will instruct, at our sole option, the dividend agent to either (x) sell such shares for cash on behalf of the holders of the Series B Convertible Preferred Stock and deliver the net proceeds to the holders less any deductions for withholding taxes or (y) deliver such shares to or for the account of the holders less any shares required to be sold for withholding taxes. As further discussed in “Certain United States Federal Income and Estate Tax Considerations,” dividends paid to a non-U.S. holder will be subject to withholding at a 30% rate (or lower treaty rate, if applicable) and dividends paid to holders not meeting certain requirements may also be subject to backup withholding at a 28% rate. In order to satisfy these withholding obligations, we and the dividend agent are authorized to make any deductions, and pay to any taxing authority any amount necessary to satisfy such obligation, including the payment of any portion or all of the net cash proceeds resulting from the sale of shares of common stock that are owned beneficially by holders of the Series B Convertible Preferred Stock. For whatever reason, if the dividend agent fails to sell the shares on your behalf to fund the withholding obligation or is otherwise unable to satisfy the withholding obligation, the IRS may seek recourse from the holders of the Series B Convertible Preferred Stock for any remaining amount of the withholding tax liability and the holders of the Series B Convertible Preferred Stock will be required to pay the IRS in cash even though the dividend payment (or portion thereof) may have been made in shares of our common stock. In addition. the IRS may seek recourse against us for any remaining withholding tax liability, in which case, we would be required to pay the IRS and our cash position may be negatively affected.

You may be subject to tax upon an adjustment to the conversion rate of the Series B Convertible Preferred Stock even though you do not receive a corresponding distribution of cash or shares of common stock.

The conversion rate of the Series B Convertible Preferred Stock is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits, without the receipt of any cash. If you are a non-U.S holder (as defined in “Certain United States Federal Income and Estate Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax (at a 30% rate, or lower treaty rate if applicable), which may be set off against subsequent payments of cash or shares of common stock on the Series B Convertible Preferred Stock, which may be sold to fund the withholding tax obligation. See “Certain United States Federal Income and Estate Tax Considerations.”

Certain federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated as a result of future legislation.

Periodically, legislation is introduced to eliminate certain key U.S. federal income tax preferences currently available to oil and gas exploration and production companies. Such changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and gas properties; (ii) the elimination of current deductions for intangible drilling and development costs; (iii) the elimination of the deduction for certain U.S. production activities; and (iv) an extension of the amortization period for certain geological and geophysical expenditures. These changes were included in the White House budget proposals, released on February 26, 2009, February 1, 2010 and February 14, 2011 and may be raised again in the future. Additionally, since the first White House proposal, multiple bills have been proposed in Congress to implement many of these changes. It is unclear, however, whether any of these changes will be enacted or how soon they could be effective.

The passage of any legislation as a result of the budget proposals or any other similar change in U.S. federal income tax law could eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively affect our financial condition, results of operation and cash flows.

Our ability to use our net operating losses to offset our future taxable income may be severely limited under Section 382 of the Internal Revenue Code.

Section 382 generally limits the ability of a corporation that undergoes an “ownership change” to utilize its net operating loss carryforwards (“NOLs”) against future post-“ownership change” income. The limitation is generally equal to the product of (a) the fair market value of the corporation’s outstanding stock immediately prior to the ownership change and (b) the long-term tax exempt rate (i.e., a rate of interest established by the Internal Revenue Service that fluctuates from month to month). Our NOLs are already subject to an annual limitation as a result of an ownership change we experienced in November 2007. Changes in our ownership since November 2007, including changes resulting from our June 2009 common equity offering, our September 2009 common equity offering, our September 2009 convertible perpetual preferred stock offering and this offering may have already caused a second ownership change, or may result in one in the near future. Another ownership change could dramatically reduce our annual NOL limitation if our equity value at the time of the second ownership change was/is significantly below our equity value as of the November 2007 ownership change.

In general, an “ownership change” occurs whenever the percentage of the stock of a corporation owned, directly or indirectly, by “5-percent stockholders” (within the meaning of Section 382 of the Internal Revenue Code) increases by more than 50 percentage points over the lowest percentage of the stock of such corporation owned, directly or indirectly, by such “5-percent stockholders” at any time over the preceding three years. Issuances of our stock, sales or other dispositions of our stock by certain significant stockholders, certain acquisitions of our stock and issuances, sales or other dispositions or acquisitions of interests in certain significant stockholders may have already triggered a second “ownership change,” and, even if no second ownership has occurred to date, we will have little or no control over any such events in the future. If a second ownership change has already occurred, or were to occur in the future, any further limitation on our use of NOLs and certain other tax attributes to offset our taxable income could result in a significant increase in our future tax liability, and could negatively affect our financial condition, results of operation and cash flows.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $130.2 million, after deducting the underwriting discount and the estimated expenses of the offering.

We intend to use approximately $24.7 million (or up to approximately $26.5 million if the underwriters exercise their over-allotment option in full) of the net proceeds from this offering to pay the costs of entering into the capped call transactions in connection with the Series B Convertible Preferred Stock and with our 8% convertible perpetual preferred stock issued on September 29, 2009, as described under “Description of the Capped Call Transactions.” We intend to use the remainder of the net proceeds from this offering to fund capital expenditures related to our drilling and development activities, including development of wells at our Telemark Hub in the deepwater Gulf of Mexico, and for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2011:

•	on an actual basis; and

•

on an as adjusted basis to reflect our sale of the convertible preferred stock in this offering (assuming the underwriters’ option to purchase additional shares of our convertible preferred stock is not exercised), and the application of the net proceeds therefrom to pay for the costs of the capped call transactions, as described in “Use of Proceeds.”

You should read this table in conjunction with “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Description of Capital Stock”, our financial statements and the related notes included in or incorporated by reference into this prospectus supplement.

	March 31, 2011
($ in thousands)	Actual	As Adjusted
	(unaudited)
Cash and cash equivalents(1)	$182,125	$287,695

Debt
First Lien Term Loan Facility	$206,181	$206,181
Senior Second Lien Notes	1,494,279	1,494,279
Term Loan Facility—ATP Titan Assets	279,510	279,510

Total debt	$1,979,970	$1,979,970

Redeemable Noncontrolling Interest	$140,851	$140,851

Equity:
Preferred stock	$140,000	$140,000
Preferred stock, Series B, offered hereby	—	135,000
Common stock	51	51
Additional paid-in capital	569,575	540,145
Accumulated deficit	(473,655)	(473,655)
Accumulated other comprehensive loss	(92,612)	(92,612)
Treasury stock	(911)	(911)

Total shareholders’ equity	$142,448	$248,018

Total capitalization	$2,263,269	$2,368,839

(1)	As adjusted cash and cash equivalents reflects estimated cash proceeds from the issuance of convertible preferred stock in this offering, net of (i) the related issuance costs and underwriting discount and (ii) the cost of paying for the capped call transactions that we expect to enter into in connection with the Series B Convertible Preferred Stock and with our 8% convertible perpetual preferred stock issued on September 29, 2009, as described under “Description of the Capped Call Transactions.”

PRICE RANGE OF COMMON STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. There were 51,529,474 shares of common stock and 1,400,000 shares of preferred stock outstanding as of June 9, 2011, held by approximately 47 and one holders of record, respectively. Our common stock is listed and traded on The NASDAQ Global Select Market under the symbol “ATPG.” On June 14, 2011, the closing sale price of our common stock was $15.97 per share. The following table sets forth the high and low sales prices for our common stock as reported on The NASDAQ Global Select Market for the periods presented.

	Price Range of Common Stock
	High	Low
2011
Second Quarter through June 14, 2011	$18.91	$14.96
First Quarter	21.40	15.50

2010
Fourth Quarter	$17.44	$13.05
Third Quarter	14.73	8.85
Second Quarter	23.97	8.16
First Quarter	20.57	12.72

2009
Fourth Quarter	$21.87	$14.40
Third Quarter	22.99	5.22
Second Quarter	10.20	4.81
First Quarter	7.92	2.75

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain future earnings and other cash resources, if any, for the operation and development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. We pay quarterly dividends on outstanding shares of our convertible preferred stock at the annual rate of 8% of liquidation value.

Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, our existing credit agreement and the indenture governing our outstanding 11.875% senior second lien notes due 2015 limit, and the terms of any future financing arrangements that we may enter into may limit, our ability to pay cash dividends or distributions in respect of our capital stock, including the Series B Convertible Preferred Stock. Furthermore, the terms of our outstanding preferred stock limit, and the terms of our Series B Convertible Preferred Stock will limit, our ability to pay such dividends or distributions in respect of our common stock to the extent we are not current in the payment of dividends in respect of such preferred stock.

RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS

The following table sets forth the historical ratios of combined fixed charges and preference dividends to earnings for the periods indicated.

	Years Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2011 (Unaudited)
Ratio of Earnings to Fixed Charges	0.63	1.31	1.87	—	—	—

For the purposes of determining the ratio of earnings to fixed charges, earnings are defined as net income before income taxes, amortization of capitalized interest, interest expense and pre-tax income attributable to a noncontrolling interest in a majority owned subsidiary. Fixed charges consist of interest incurred (expensed and capitalized), and dividends on preferred stock. Due to the variability in our yearly effective income tax rate, the calculation of ratio of earnings to fixed charges utilizes the U.S. statutory income tax rate of 35% rather than our effective income tax rate for each period indicated. Earnings were insufficient to cover fixed charges and preference dividends by $186.0 million and $453.0 million for the years ended December 31, 2009 and 2010, respectively, and by $119.0 million for the three months ended March 31, 2011.

DESCRIPTION OF SERIES B CONVERTIBLE PREFERRED STOCK

The following is a summary of certain provisions of the statement of resolutions of our 8% convertible perpetual preferred stock, series B (the “Series B Convertible Preferred Stock”). A copy of the statement of resolutions and the form of Series B Convertible Preferred Stock share certificate are available upon request from us at the address set forth under “Where You Can Find More Information.” The following summary of the material provisions of the Series B Convertible Preferred Stock does not purport to be complete. We urge you to read the statement of resolutions establishing the Series B Convertible Preferred Stock because it, and not this description, defines your rights as a holder of Series B Convertible Preferred Stock. See also “Description of Capital Stock” for a description of general terms applicable to the Series B Convertible Preferred Stock, a description of our common stock and certain provisions of Texas law.

As used in this section, the terms “the Company,” “us,” “we” or “our” refer to ATP Oil & Gas Corporation and not any of its subsidiaries.

General

Under our amended and restated articles of incorporation, we are authorized, without further shareholder action, to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, with such voting powers or without voting powers, and with such designations, and relative preferences, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. On September 29, 2009, we issued 1,400,000 shares of 8% convertible perpetual preferred stock (the “2009 Convertible Preferred Stock”) with substantially identical terms to the Series B Convertible Preferred Stock. At the consummation of this offering, we will issue 1,500,000 shares of Series B Convertible Preferred Stock. In addition, we have granted the underwriters an option to purchase up to 225,000 additional shares of Series B Convertible Preferred Stock.

When issued, the Series B Convertible Preferred Stock, and any common stock issued upon the conversion of, or in payment of dividends on, the Series B Convertible Preferred Stock, will be fully paid and nonassessable. The holders of the Series B Convertible Preferred Stock will have no preemptive or preferential right to purchase or subscribe to our shares, warrants or other securities of any class. The transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Series B Convertible Preferred Stock and our common stock is American Stock Transfer & Trust Company.

Ranking

The Series B Convertible Preferred Stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, ranks:

•

senior to all classes of our common stock and to each other class of stock or series of preferred stock established after the original issue date of the Series B Convertible Preferred Stock (which we refer to as the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series B Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (we refer to each such class of stock or series of preferred stock, collectively, as “Junior Stock”);

•

on a parity, in all respects, with the 2009 Convertible Preferred Stock and any class of stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series of preferred stock will rank on a parity with the Series B Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (we refer to each such class of stock or series of preferred stock (including the 2009 Convertible Preferred Stock), collectively, as “Parity Stock”); and

•

junior to classes of stock, including series of preferred stock, established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series B Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (we refer to each such class of stock or series of preferred stock, collectively, as “Senior Stock”).

While any shares of Series B Convertible Preferred Stock are issued and outstanding, we may not authorize or issue any class or series of Senior Stock, or any security convertible into Senior Stock, without the affirmative vote or consent of the holders of at least 66 2/3% of the issued and outstanding shares of Series B Convertible Preferred Stock, voting as a single class with any Parity Stock having similar voting rights that are then exercisable.

Without the consent of any holder of Series B Convertible Preferred Stock, however, we may authorize, increase the authorized amount of, or issue any class or series of Parity Stock or Junior Stock. See “—Voting Rights” below.

Dividends

Holders of shares of Series B Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of 8% per share on the liquidation preference thereof of $100.00 per share of Series B Convertible Preferred Stock (equivalent to $8.00 per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as further described under “—Method of Payment of Dividends” below. Dividends on the Series B Convertible Preferred Stock will be payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2011 (each, a “Dividend Payment Date”) at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date of the Series B Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Dividends will be payable to holders of record as they appear on our stock register on the immediately preceding December 15, March 15, June 15 and September 15 (each, a “Record Date”). Accumulations of dividends on shares of Series B Convertible Preferred Stock do not bear interest. Dividends payable on the Series B Convertible Preferred Stock for any period other than a full dividend period (based upon the number of days elapsed during the period) are computed on the basis of a 360-day year consisting of twelve 30-day months. The initial dividend on the Series B Convertible Preferred Stock for the first dividend period, assuming the issue date is June 20, 2011, is expected to be $2.24 per share (based on the annual dividend rate of 8% and a liquidation preference of $100.00 per share) and will be payable, when and if declared, on October 1, 2011. Each subsequent quarterly dividend on the Series B Convertible Preferred Stock, when and if declared, will be $2.00 per share (based on the annual dividend rate of 8% and a liquidation preference of $100.00 per share), subject to adjustments for stock splits, contributions, reclassifications or other similar events involving our Series B Convertible Preferred Stock.

No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of Series B Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum or number of shares of common stock have been set apart for the payment of such dividend upon all outstanding shares of Series B Convertible Preferred Stock. In addition, our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the Series B Convertible Preferred Stock, is limited by the terms of our outstanding indebtedness. Specifically, our existing credit agreement and the indenture governing our outstanding 11.875% senior second lien notes due 2015 limit our ability to pay cash dividends or distributions in respect of our capital stock, including the Series B Convertible Preferred Stock. As a result, we do not expect to pay cash dividends with respect to the Series B Convertible Preferred Stock until we have generated sufficient “Consolidated Net Income”, as defined in the credit agreement and indenture, to allow us to do so, which we do not expect to occur for at least one year following the anticipated Issue Date.

Furthermore, our ability to declare and pay dividends may be limited by applicable Texas law. See “Risk Factors—Risks Related to our Series B Convertible Preferred Stock—We may not be able to pay cash dividends on the Series B Convertible Preferred Stock.”

Method of Payment of Dividends

We will pay any dividend on the Series B Convertible Preferred Stock (whether or not for a current dividend period or any prior dividend period, and including in connection with the payment of accrued, accumulated and unpaid dividends pursuant to the provisions described under “—Conversion at the Option of the Holder,” “—Conversion Upon Fundamental Change” and “—Mandatory Conversion”), either:

•	in cash;

•	by delivery of shares of our common stock; or

•	through any combination of cash and shares of our common stock.

If we make any such payment in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment, at 95% of the average of the daily VWAP (as defined under “—Mandatory Conversion”) of our common stock on each of the ten consecutive trading days ending on the second trading day immediately preceding the payment date for such dividend.

We will give the holders of the Series B Convertible Preferred Stock notice (the “Dividend Notice”) of the payment method in respect of any dividend at least 20 days (as defined under “—Mandatory Conversion”) prior to the payment date for such dividend (the “Dividend Notice Date”).

If we elect to pay all or a portion of a dividend in the form of shares of our common stock, we will deliver such shares to the transfer agent or another agent (in such capacity, the “dividend agent”) on behalf of the holders of the Series B Convertible Preferred Stock and will instruct, at our sole option, the dividend agent to either:

•	sell such shares for cash on behalf of the holders of the Series B Convertible Preferred Stock and deliver the net proceeds to the holders less any deductions for withholding taxes; or

•	deliver such shares to or for the account of the holders less any shares required to be sold for withholding taxes.

If we elect to deliver shares to the dividend agent on behalf of the holders of the Series B Convertible Preferred Stock for sale for cash on behalf of such holders, the dividend agent will serve as the designated agent of the holders of the Series B Convertible Preferred Stock in making such sales. If we so elect, any shares delivered to the dividend agent will be owned beneficially by the holders of the Series B Convertible Preferred Stock upon delivery to the dividend agent, and the dividend agent will hold such shares and the net cash proceeds from the sale of such shares for the exclusive benefit of the holders. By purchasing the Series B Convertible Preferred Stock, you are deemed to appoint the dividend agent as your agent for the sale of any shares of our common stock that are delivered to the dividend agent, on your behalf, upon payment of dividends on the Series B Convertible Preferred Stock. The net proceeds of any sales of shares of our common stock shall be distributed to holders of Series B Convertible Preferred Stock on whose behalf such shares were sold on a pro rata basis based on the aggregate liquidation preference of the outstanding shares of Series B Convertible Preferred Stock less any deductions for withholding taxes as determined on a holder-by-holder basis. In order to satisfy any obligation to withhold taxes arising from any payment of a dividend or deemed dividend with respect to the Series B Convertible Preferred Stock, we and the dividend agent shall be authorized to make any deductions required by law, and pay to any taxing authority any amount necessary to satisfy such obligation, including the payment of any portion or all of the net cash proceeds resulting from the sale of shares of common stock that are owned beneficially by holders of the Series B Convertible Preferred Stock. If a holder gives notice to the dividend agent at least 10 days prior to the applicable Dividend Payment Date not to sell shares of our common stock held on behalf of such holder, or if a holder that is not already identified in the registration statement covering such sales does not return a completed questionnaire in a timely manner as described under “—Registration Rights,” the dividend agent will deliver to or for the account of such holder, promptly after receipt thereof by the dividend agent, the shares of our common stock delivered as payment of such dividend except any shares required to be deducted on account of withholding taxes.

If (i) we elect to deliver shares of our common stock to the dividend agent to sell such shares for cash on behalf of the holders of the Series B Convertible Preferred Stock and a holder gives notice (as described above) of its election to receive such shares and not to have them sold on such holder’s behalf or (ii) we elect to cause the dividend agent to deliver shares of our common stock to holders of Series B Convertible Preferred Stock, such shares will be treated as restricted securities, bear a legend to that effect and not be transferable by the recipient thereof except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act. Our obligation to register any such shares on behalf of holders of Series B Convertible Preferred Stock is limited to those obligations set forth under “—Registration Rights.” In addition, each holder must comply with the requirements set forth under “—Registration Rights” below.

No fractional shares of common stock will be delivered to the holders of the Series B Convertible Preferred Stock, but we will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock, subject to our right to round up to the next highest whole number of shares the number of shares delivered in lieu of making such payment.

Unless all accrued, cumulated and unpaid dividends on the Series B Convertible Preferred Stock for all past quarterly dividend periods shall have been paid in full, we will not:

•

declare or pay any dividend or make any distribution of assets on any Junior Stock, other than dividends or distributions in the form of Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution;

•

redeem, purchase or otherwise acquire any shares of Junior Stock or pay or make any monies available for a sinking fund for such shares of Junior Stock, other than (A) upon conversion or exchange for other Junior Stock or (B) the purchase of fractional interests in shares of any Junior Stock pursuant to the conversion or exchange provisions of such shares of Junior Stock;

•

declare or pay any dividend or make any distribution of assets on any shares of Parity Stock, other than dividends or distributions in the form of Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution; or

•

redeem, purchase or otherwise acquire any shares of Parity Stock, except upon conversion into or exchange for other Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such conversion or exchange.

When dividends are not paid in full upon the shares of Series B Convertible Preferred Stock, as discussed above, all dividends declared on the Series B Convertible Preferred Stock and any other Parity Stock shall be paid either (a) pro rata so that the amount of dividends so declared on the shares of Series B Convertible Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of Series B Convertible Preferred Stock and such class or series of Parity Stock bear to each other or (b) on another basis that is at least as favorable to the holders of the Series B Convertible Preferred Stock entitled to receive such dividends.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Series B Convertible Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our shareholders, before any payment or distribution is made to holders of Junior Stock (including our common stock), a liquidation preference in the amount of $100.00 per share of the Series B Convertible Preferred Stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Series B Convertible Preferred Stock and all Parity Stock are not paid in full, the holders of the Series B Convertible Preferred Stock and the Parity Stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of the Series B Convertible Preferred Stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The statement of resolutions will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series B Convertible Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the Series B Convertible Preferred Stock will have no voting rights except as set forth in the statement of resolutions and our bylaws, as described below, or as otherwise required by Texas law from time to time.

In the event that dividends on the Series B Convertible Preferred Stock are in arrears and unpaid for six or more quarterly periods (whether or not consecutive), the holders of the Series B Convertible Preferred Stock, voting as a single class with any Parity Stock having similar voting rights that are then exercisable, will be entitled at our next regular or special meeting of shareholders to elect two additional directors to our board of directors. Upon the election of any additional directors, the number of directors that comprise our board shall be increased by such number of additional directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Series B Convertible Preferred Stock has been paid in full. At any time after voting power to elect directors shall have become vested and be continuing in the holders of the Series B Convertible Preferred Stock, or if a vacancy shall exist in the office of any such additional director, our board of directors may, and upon written request of the holders of record of at least 25% of the outstanding Series B Convertible Preferred Stock addressed to the chairman of our board shall, call a special meeting of the holders of the Series B Convertible Preferred Stock (voting separately as a class with all other series of Parity Stock upon which like voting rights have been conferred and are then exercisable) for the purpose of electing the directors that such holders are entitled to elect. At any meeting held for the purpose of electing such a director, the presence in person or by proxy of the holders of at least a majority of the Series B Convertible Preferred Stock shall be required to constitute a quorum of such Series B Convertible Preferred Stock.

In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series B Convertible Preferred Stock and all other Parity Stock having similar voting rights that are then exercisable, voting as a single class, in person or by proxy, at an annual meeting of our shareholders or at a special meeting called for such purpose, or by written consent in lieu of such meeting, will be required to alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of our certificate of formation or the statement of resolutions if the amendment would amend, alter or affect the powers, preferences or rights of the Series B Convertible Preferred Stock so as to adversely affect the holders thereof, including, without limitation, the creation of, increase in the authorized number of, or issuance of, shares of any class or series of Senior Stock. The statement of resolutions will provide that the authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of Parity Stock or Junior Stock will not require the consent of the holders of the Series B Convertible Preferred Stock, and will not be deemed to adversely affect the powers, preferences or rights of the holders of the Series B Convertible Preferred Stock.

The number of votes that each share of Series B Convertible Preferred Stock and any Parity Stock participating in the votes described above shall have shall be in proportion to the liquidation preference of such share.

Redemption

The Series B Convertible Preferred Stock will not be redeemable at our option.

Conversion at the Option of the Holder

Other than during the fundamental change conversion period (as defined below), holders of the Series B Convertible Preferred Stock have the right to convert the Series B Convertible Preferred Stock, in whole or in part, into shares of our common stock at the conversion rate of 4.5045 shares of common stock per share of Series B Convertible Preferred Stock (equivalent to an initial conversion price of approximately $22.20 per share of common stock), subject to adjustment as described under “—Anti-dilution Adjustments” below. The applicable conversion price at any given time will be computed by dividing the liquidation preference by the applicable conversion rate at such time.

In addition to the number of shares of common stock issuable upon conversion of each share of Series B Convertible Preferred Stock at the option of the holder on the effective date of any conversion (herein referred to as the “conversion date”), each converting holder will have the right to receive an amount equal to all accrued, cumulated and unpaid dividends on such converted shares of Series B Convertible Preferred Stock, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the Dividend Payment Date immediately preceding the conversion date (other than previously declared dividends on our Series B Convertible Preferred Stock payable to holders of record as of a prior date), provided that we are then legally permitted to pay such dividends. The amount payable in respect of such dividends will be paid in cash, shares of common stock or a combination thereof, in accordance with the provisions, including the provisions setting forth the method for valuing our common stock, set forth under “—Dividends.” Except as described above and under “—Conversion upon Fundamental Change”, upon any optional conversion of our Series B Convertible Preferred Stock, we will make no payment or allowance for unpaid dividends on our Series B Convertible Preferred Stock.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. Prior to the close of business on the applicable conversion date, the shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Series B Convertible Preferred Stock.

Conversion Upon Fundamental Change

If a fundamental change (as defined below) occurs, we will provide for the conversion of shares of the Series B Convertible Preferred Stock by permitting holders to submit their shares of the Series B Convertible Preferred Stock for conversion at any time during the period (the “fundamental change conversion period”) beginning on the effective date of such fundamental change (as defined under “—Make-Whole Premium for Conversion upon a Fundamental Change”) and ending on the date that is 15 days after the effective date. Upon any such conversion, the holder will receive, for each share of Series B Convertible Preferred Stock, the greater of:

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(1) a number of shares of our common stock equal to the then-applicable conversion rate, plus (2) the make-whole premium, if any, described under “—Make-Whole Premium for Conversion upon a Fundamental Change”; and

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a number of shares of our common stock calculated by dividing the liquidation preference by the greater of (i) the average of the daily VWAP (as defined under “—Mandatory Conversion”) of our common stock on each of the 10 consecutive trading days ending on the trading day immediately preceding the effective date of such fundamental change and (ii) $5.00.

In addition to the number of shares of common stock issuable upon conversion of each share of Series B Convertible Preferred Stock at the option of the holder on any conversion date during the fundamental change conversion period, each converting holder will have the right to receive an amount equal to all accrued, cumulated and unpaid dividends on such converted shares of Series B Convertible Preferred Stock, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the Dividend Payment Date immediately preceding the conversion date (other than previously declared dividends on our Series B Convertible Preferred Stock payable to holders of record as of a prior date), provided that we are then legally permitted to pay such dividends. The amount payable in respect of such dividends will be paid in cash, shares of common stock (or publicly traded common stock of the acquiror (as defined below), if applicable) or a combination thereof in accordance with the provisions, including the provisions setting forth the method for valuing our common stock (which shall also apply to any publicly traded common stock of the acquiror), set forth under “—Dividends.”

We will notify holders, at least 20 days prior to the anticipated effective date of such fundamental change, of the anticipated effective date of such transaction. In addition, if we elect to deliver some or all of the amount of accumulated and unpaid dividends in shares of our common stock (or publicly traded common stock of the acquiror, if applicable), such notice will indicate whether accumulated and unpaid dividends will be paid in cash, shares of common stock or a combination thereof.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

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we consolidate with, or amalgamate or merge with or into, another person, or any person consolidates with, or amalgamates or merges with or into, us, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, our voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person in substantially the same proportion among themselves as such ownership immediately prior to such transaction;

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the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of our assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than pursuant to a transaction in which persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, our voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of such person or group;

•	the adoption of a plan the consummation of which would result in our liquidation or dissolution;

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the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of our voting shares;

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during any period of two consecutive years, individuals who at the beginning of such period comprised our board of directors (together with any new directors whose appointment by such board of directors or whose nomination for election by our shareholders was approved by a vote of 66% of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

•	our common stock ceases to be listed on The NASDAQ Global Select Market or the New York Stock Exchange.

However, a fundamental change will not be deemed to have occurred in the case of a merger or consolidation, if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a company incorporated or organized under the laws of the United States or any political subdivision thereof, and traded on The NASDAQ Global Select Market or the New York Stock Exchange (or which will be so traded or quoted when issued or exchanged in connection with such transaction).

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable law at the relevant time and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

“Publicly traded common stock” means shares of common stock that are listed on any of the New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or any of their respective successors, or will be so listed when issued or exchanged with the relevant fundamental change.

Our obligation to deliver the make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

This fundamental change conversion feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change conversion feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change conversion feature is a result of negotiations between us and the underwriters.

Mandatory Conversion

At any time on or after October 1, 2014, if the daily VWAP of our common stock equals or exceeds 150% of the then-prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days, including the last trading day of such 30-trading day period, we may at our option (by issuing a press release as provided below) cause the Series B Convertible Preferred Stock to be automatically converted into a number of shares of our common stock for each share of the Series B Convertible Preferred Stock equal to the then-applicable conversion rate. In connection with any such mandatory conversion, we must also pay converting holders any accumulated and unpaid dividends on their shares of the Series B Convertible Preferred Stock. The amount payable in respect of such accumulated and unpaid dividends will be paid in cash, shares of common stock or a combination thereof in accordance with the provisions, including the provisions setting forth the method for valuing our common stock, set forth under “—Dividends.”

“Daily VWAP” of our common stock on any trading day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page ATPG <EQUITY> VAP (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method to the extent practicable, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Trading day” means a day during which (i) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not listed on The NASDAQ Global Select Market, the principal U.S. national or regional securities exchange on which our common stock is listed, or, if our common stock is not so listed, admitted for trading or quoted, any business day and (ii) there is no market disruption event. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Market disruption event” means (1) a failure by The NASDAQ Global Select Market or, if our common stock is not listed on The NASDAQ Global Select Market, the principal U.S. national or regional securities exchange on which our common stock is listed, to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock of an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

“Scheduled trading day” means any day that is scheduled to be a trading day. If our common stock is not listed for trading or quotation on or by any exchange or quotation system, “scheduled trading day” shall mean a business day.

To exercise the mandatory conversion right described above, we must issue a press release prior to the opening of business on the fifth trading day following any date on which the conditions described above are met, announcing such a mandatory conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to the registered holders of the Series B Convertible Preferred Stock (not more than four business days after the date of the press release) of the mandatory conversion announcing our intention to convert the Series B Convertible Preferred Stock. The conversion date will be a date selected by us (which we will refer to as the “mandatory conversion date”) and will be no more than ten business days after the date on which we issue such press release.

In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion shall state, as appropriate:

•	the mandatory conversion date;

•	the number of shares of our common stock to be issued upon conversion of each share of Series B Convertible Preferred Stock;

•	the number of shares of Series B Convertible Preferred Stock to be converted;

•	whether we will pay accumulated dividends in cash, shares our common stock or a combination thereof; and

•	that dividends on the shares of Series B Convertible Preferred Stock to be converted will cease to accrue on the mandatory conversion date.

On and after the mandatory conversion date, dividends will cease to accrue on the Series B Convertible Preferred Stock called for a mandatory conversion and all rights of holders of such Series B Convertible Preferred Stock will terminate, except for the right to receive our common stock issuable upon conversion thereof, any accumulated and unpaid dividends and cash in lieu of fractional shares pursuant to “—Fractional Shares” herein. The dividend payment with respect to Series B Convertible Preferred Stock called for a mandatory conversion on a date during the period between the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date if such Series B Convertible Preferred Stock has been converted after such Record Date and prior to such Dividend Payment Date.

Make-Whole Premium for Conversion upon a Fundamental Change

As described under “—Conversion upon Fundamental Change,” holders who elect to convert shares of Series B Convertible Preferred Stock during the fundamental change conversion period will receive, in addition to a number of shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock based on the then-applicable conversion rate, an additional number of shares of common stock for each share of Series B Convertible Preferred Stock so converted (the “additional shares” or the “make-whole premium”) for each hypothetical stock price and effective date set forth below:

Stock Price on Effective Date
Effective Date	$18.50	$20.00	$30.00	$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00	$110.00	$120.00
June 20, 2011	0.9009	0.7653	0.4265	0.2759	0.1917	0.1381	0.1015	0.0752	0.0559	0.0413	0.0301	0.0215
October 1, 2011	0.9009	0.7459	0.4115	0.2657	0.1847	0.1333	0.0982	0.0729	0.0542	0.0401	0.0293	0.0209
October 1, 2012	0.9009	0.6756	0.3354	0.2089	0.1444	0.1051	0.0784	0.0590	0.0445	0.0333	0.0246	0.0178
October 1, 2013	0.9009	0.6114	0.2298	0.1188	0.0768	0.0556	0.0421	0.0323	0.0249	0.0189	0.0142	0.0103
October 1, 2014 and thereafter	0.9009	0.5859	0.1310	0.0082	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The number of additional shares will be determined by reference to the table above and is based on the date on which the fundamental change occurs (the “effective date”) and the price (the “stock price”) paid (or deemed paid) per share of our common stock in such transaction. If the holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the daily closing price per share of our common stock on each of the ten consecutive trading days up to but not including the effective date.

The stock prices set forth in the first row of the table (that is, the column headers) will be adjusted as of any date on which the conversion rate is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Each of the conversion rates in the table will be subject to adjustment in the same manner as the conversion rate as set forth under “—Anti-dilution Adjustments.”

The exact stock price and effective dates may not be set forth on the table, in which case:

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if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the make-whole premium will be determined by straight-line interpolation between the make-whole premium amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $120.00 per share (subject to adjustment as described above), then no make-whole premium amount will be paid; and

•	if the stock price is less than $18.50 per share (subject to adjustment as described above), then no make-whole premium amount will be paid.

Fractional Shares

No fractional common shares will be issued to holders of our Series B Convertible Preferred Stock upon conversion. In lieu of any fractional common share otherwise issuable in respect of the aggregate number of shares of our Series B Convertible Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of:

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in the case of a fundamental change conversion or a mandatory conversion, the average of the daily closing price per common share on each of the ten consecutive trading days preceding the trading day immediately preceding the date of conversion; or

•	in the case of each conversion at the option of a holder, the closing price per common share determined as of the second trading day immediately preceding the effective date of conversion.

Notwithstanding the foregoing, we may elect to round up the number of shares of our common stock to be delivered upon conversion to the next highest whole number of shares in lieu of making such cash payment. If more than one share of our Series B Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full common shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our Series B Convertible Preferred Stock so surrendered.

Anti-dilution Adjustments

The conversion rate will be adjusted if:

(1) We pay dividends (or other distributions) on our common stock in shares of common stock.

(2) We issue to all holders of our common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase our shares of common stock at less than the “current market price,” as defined below, of our common stock on the date fixed for the determination of shareholders entitled to receive such rights or warrants.

(3) We subdivide, split or combine our common stock.

(4) We distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by clauses (1) or (3) above, any rights or warrants referred to in (2) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), in which event the conversion rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution will be multiplied by a fraction,

•	the numerator of which is the current market price per share of our common stock on the date fixed for determination, and

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the denominator of which is the current market price per share of our common stock minus the fair market value, as determined by our board of directors, except as described in the following paragraph, of the portion of the evidences of indebtedness, shares, securities, cash or other assets so distributed applicable to one share of common stock.

In the event that we make a distribution to all holders of our common shares consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours (herein referred to as a “spin-off”), the conversion rate will be adjusted by multiplying the conversion rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction, the numerator of which is the current market price per share of our common stock as of the fifteenth trading day after the “ex-date” for such distribution, plus the fair market value of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock as of the fifteenth trading day after the “ex-date” for such distribution (or, if such shares of capital stock or equity interests are listed on a national or regional securities exchange, the average of the daily closing price of such securities on each of the five consecutive trading days ending on such fifteenth trading day), and the denominator of which is the current market price per share of our common stock, in each case as of the fifteenth trading day after the “ex-date” for such distribution.

(5) We make a distribution consisting exclusively of cash to all holders of our common stock (excluding (a) any cash that is distributed in a reorganization event (as described below) or as part of a distribution referred to in clause (4) above, (b) any dividend or distribution in connection with our liquidation, dissolution or winding up, and (c) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries) in which event, the conversion rate in effect immediately prior to the close of business on the date fixed for determination of the holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which will be the current market price of our common stock on the date fixed for such determination; and

•	the denominator of which will be the current market price of our common stock on the date fixed for such determination less the amount per share of such dividend or distribution.

(6) We or any of our subsidiaries successfully complete a tender or exchange offer for our common stock that involves the payment of consideration with a value per share of our common stock exceeding the current market price per share of our common stock on the last trading day immediately succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which event the conversion rate in effect immediately prior to the opening of business on the eighth trading day after the date of expiration of the tender or exchange offer will be divided by a fraction:

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the numerator of which shall be equal to (A) the product of (I) the current market price per share of our common stock on the seventh trading day after the date of expiration of the tender or exchange offer multiplied by (II) the number of shares of common stock outstanding (including any shares validly tendered and not withdrawn) at such time less (B) the amount of cash plus the fair market value, as determined by our board of directors, of the aggregate consideration payable for all the shares of common stock purchased in such tender or exchange offer, and

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the denominator of which will be the product of the number of shares of common stock outstanding (including any shares validly tendered and not withdrawn) less the number of all shares validly tendered and not withdrawn as of the expiration time and the current market price per common share on the seventh trading day next succeeding the expiration of the tender or exchange offer.

To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any shares of the Series B Convertible Preferred Stock, you will receive, in addition to our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

The “current market price” is the average of the daily closing price per share of our common stock on each of the five consecutive trading days preceding the earlier of the day preceding the date in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex-date,” when used with respect to any such issuance or distribution, means the first date on which shares of our common stock trade without the right to receive such issuance or distribution. For the purposes of determining the adjustment to the fixed conversion rate for the purposes of clause (4) in the event of a spin-off, the “current market price” per share of our common stock means the average of the daily closing price on each of the first ten consecutive trading days commencing on and including the fifth trading day following the “ex-date” for such distribution.

In the event of (a) any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person), (b) any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets, (c) any reclassification of our common stock into securities including securities other than our common stock, or (d) any statutory exchange of our securities with another person (other than in connection with a merger or acquisition) (herein referred to as “reorganization events”), each share of Series B Convertible Preferred Stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the Series B Convertible Preferred Stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Series B Convertible Preferred Stock into common stock immediately prior to such reorganization event. For purposes of the foregoing, the type and amount of consideration that a holder of Series B Convertible Preferred Stock would have been entitled to receive as a holder of our common stock in the case of any reorganization event or other transaction that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. In addition, we may make such increases in the conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of our shares (or issuance of rights or warrants to acquire our shares) or from any event treated as such for income tax purposes or for any other reason.

In the event of a taxable distribution to holders of our common stock or other transactions that result in an adjustment of the conversion rate or an increase in the conversion rate in our discretion, holders of Series B Convertible Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, non-U.S. holders of Series B Convertible Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain United States Federal Income and Estate Tax Considerations—Consequences to U.S. Holders—Adjustment of Conversation Rate” in this prospectus supplement.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. Notwithstanding the foregoing, we will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, (i) on the conversion date for any Series B Convertible Preferred Stock and (ii) prior to determining the amount of any dividend payable by us.

No adjustment to the conversion rate need be made if holders may participate in the transaction that would otherwise give rise to such adjustment, so long as the distributed assets or securities the holders would receive upon conversion of the Series B Convertible Preferred Stock—if such assets or securities are convertible, exchangeable, or exercisable—are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Series B Convertible Preferred Stock.

The conversion rate will not be adjusted:

(a) upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

(b) upon the issuance of any common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

(c) upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Series B Convertible Preferred Stock were first issued;

(d) for a change in the par value or no par value of our common stock; or

(e) for accrued, cumulated and unpaid dividends.

We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of Series B Convertible Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion rate was determined and setting forth the revised conversion rate.

Notwithstanding anything herein to the contrary, the Company shall not be required to take any action, and will not take any action, in connection with any conversion of the Series B Convertible Preferred Stock without complying, if applicable, with the shareholder approval rules of The NASDAQ Stock Market (including Listing Rule 5635 and IM-5635-2, which require shareholder approval of certain issuances of the Company’s common stock).

SEC Reports

Whether or not we are required to file reports with the SEC, if any shares of Series B Convertible Preferred Stock are outstanding, we will file with the SEC all such reports and other information as we would be required to file and on or prior to the dates such reports would be required to be filed with the SEC by Section 13(a) or 15(d) under the Exchange Act. See “Where You Can Find More Information.” We will supply each holder of Series B Convertible Preferred Stock, upon request, without cost to such holder, copies of such reports or other information.

Registration Rights

In the statement of resolutions for the Series B Convertible Preferred Stock, we will agree for the benefit of the holders of the Series B Convertible Preferred Stock that we will:

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as soon as practicable, but in any event no later than the 20th day after the original date of issuance of the Series B Convertible Preferred Stock, file a new automatically effective shelf registration statement on Form S-3 (such registration statement, or any successor automatically effective shelf registration statement, a “WKSI Registration Statement”) and a prospectus forming part of such WKSI Registration Statement, covering resales (either directly by holders of Convertible Preferred Stock or by the dividend agent of behalf of such holders) of any shares of common stock delivered as payment of dividends in respect of Series B Convertible Preferred Stock; and

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subject to our right to suspend use of the WKSI Registration Statement (as described below), use commercially reasonable efforts to keep such WKSI Registration Statement effective until the third anniversary of the filing thereof (and, if at such third anniversary, or at the third anniversary of the filing of any successor WKSI Registration Statement, any shares of common stock delivered as payment of a dividend are not then freely transferable without registration by holders thereof that are not our affiliates, we will, on or prior to each such anniversary, file a new registration statement covering resales of such shares).

In addition, if we elect to pay all or any portion of any dividend on the Series B Convertible Preferred Stock in the form of common stock, we will, prior to or substantially concurrently with the payment of each such dividend, update the WKSI Registration Statement (including by filing a report under the Exchange Act incorporated by reference in the related prospectus supplement) so that it accurately identifies each holder of Series B Convertible Preferred Stock and the number of shares of common stock beneficially owned (or to be beneficially owned) by such holder and covered by such registration statement in order to permit each such holder (or the dividend agent, on such holder’s behalf) to deliver the prospectus to purchasers of such common stock (subject to our right to suspend the use of the WKSI Registration Statement as described below). The Dividend Notice relating to each such dividend will be accompanied by a questionnaire in the form attached as Annex A hereto (a “questionnaire”), to be completed and delivered to us prior to the Dividend Payment Date, and, notwithstanding the foregoing, we will not be obligated to identify any such holder in the WKSI Registration Statement if that holder does not timely return such completed questionnaire to us. If, at the third anniversary of the filing of any WKSI Registration Statement, there are no outstanding shares of common stock delivered as payment of a dividend that are not then freely transferable without registration by holders thereof that are not our affiliates, but we thereafter elect to declare all or any portion of a dividend on the Series B Convertible Preferred Stock in the form of common stock, we will file and use commercially reasonable efforts to keep effective a new WKSI Registration Statement in accordance with the procedures set forth herein.

Notwithstanding the foregoing, if at any time after the Issue Date we elect to pay all or any portion of any dividend on the Series B Convertible Preferred Stock in the form of common stock and as of the latest “determination date” (as determined pursuant to the definition of “well-known seasoned issuer” in Rule 405 (or any successor thereto) under the Securities Act) prior to such time we were not a well-known seasoned issuer, we will:

•

as soon as practicable, but in any event no later than the fifth trading day prior to the Dividend Payment Date, either file a post-effective amendment converting the WKSI Registration Statement into, or file a new registration statement on, the form we are then eligible to use (any such registration statement, a “Non-WKSI Registration Statement”) covering resales (either directly by holders of Series B Convertible Preferred Stock or by the dividend agent of behalf of such holders) of the shares of common stock issued in the payment of such dividend (it being understood that such Non-WKSI Registration Statement may also register shares of common stock to be issued as payment of future dividends);

•	use commercially reasonable efforts to cause the Non-WKSI Registration Statement to be declared effective under the Securities Act as soon as practicable; and

•

subject to our right to suspend use of the Non-WKSI Registration Statement (as described below), use commercially reasonable efforts to keep such Non-WKSI Registration Statement effective until all shares of common stock delivered as payment of dividends and registered thereunder have either been sold pursuant to such Non-WKSI Registration Statement or are otherwise freely transferable without registration by holders thereof that are not our affiliates.

In the event we file any such Non-WKSI Registration Statement, with respect to each subsequent dividend payable in whole or in part in the form of common stock, we will, as soon as practicable, but in any event no later than the 5th trading day prior to the applicable Dividend Payment Date, file (and use commercially reasonable efforts to cause to be declared effective and to keep effective in accordance with the procedures set forth herein) a post-effective amendment to the Non-WKSI Registration Statement or a new registration statement, in each case so that such registration statement accurately identifies each holder of Series B Convertible Preferred Stock and the number of shares of common stock beneficially owned (or to be beneficially owned) by such holder and covered by such registration statement in order to permit such holder (or the dividend agent, on such holder’s behalf) to deliver the prospectus to purchasers of such common stock (subject to our right to suspend the use of the such registration statement as described below); provided that we will not be obligated to identify any such holder in the applicable registration statement if that holder does not timely return such completed questionnaire to us.

With respect to each such dividend, any holder that is not identified in the applicable registration statement that does not timely complete and deliver a questionnaire as set forth in the accompanying instructions or provide any additional information that we reasonably request will not be named as a selling securityholder in the related amendment, supplement or new registration statement and therefore will not be permitted to sell any shares of common stock pursuant to such registration statement. In addition, we cannot assure you that we will be able to timely file, cause to be declared effective or keep effective any such registration statement for the required period. Further, we will be permitted to suspend the effectiveness of any registration statement or the use of the related prospectus that is part of such registration statement during specified periods (not to exceed, with respect to any such shelf registration statement, 15 days in any fiscal quarter or 30 days in the aggregate in any 12-month period) in specified circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of Series B Convertible Preferred Stock of the existence of a suspension.

The following requirements and restrictions will generally apply to a holder selling the securities pursuant to the WKSI Registration Statement or the Non-WKSI Registration Statement, as applicable:

•	the holder will be required to be named as a selling securityholder in the related prospectus;

•	the holder will be required to deliver a prospectus to purchasers;

•	the holder will be subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

•

the holder will be bound by the provisions of the statement of resolutions which are applicable to the holder (including indemnification obligations and the suspension of sales during any applicable suspension period).

We will pay all expenses of the WKSI Registration Statement and the Non-WKSI Registration Statement, provide to each registered holder copies of the related prospectuses, notify each registered holder when any WKSI Registration Statement or Non-WKSI Registration Statement (including amendments and supplements thereto) become effective and take other actions that are required to permit, subject to the foregoing, registered resales of the shares of common stock delivered as payment of dividends on the Series B Convertible Preferred Stock.

Book-Entry, Delivery and Form

We will initially issue the Series B Convertible Preferred Stock in the form of one or more global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company (the “Depositary”) and issued to and registered in the name of the Depositary or its nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the global securities directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

The Depositary has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by the Depositary, upon the deposit of the global securities with, or on behalf of, the Depositary, the Depositary will credit, on its book-entry registration and transfer system, the number of shares of Series B Convertible Preferred Stock represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the underwriters of the Series B Convertible Preferred Stock. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) and such participants and indirect participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

So long as the Depositary, or its nominee, is the registered holder and owner of the global securities, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the Series B Convertible Preferred Stock evidenced by the global certificates for all purposes of such Series B Convertible Preferred Stock. Except as set forth below as an owner of a beneficial interest in the global certificates, you will not be entitled to have the Series B Convertible Preferred Stock represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated shares of Series B Convertible Preferred Stock in definitive form and will not be considered to be the owner or holder of any Series B Convertible Preferred Stock under the global securities. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that the Depositary, as the holder of the global securities, is entitled to take, the Depositary will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

All payments on Series B Convertible Preferred Stock represented by the global securities registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the global securities.

We expect that the Depositary or its nominee, upon receipt of any payment on the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global securities as shown on the records of the Depositary or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interest in the global securities held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any Series B Convertible Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants or indirect participants.

Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants or indirect participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the transfer agent will have any responsibility or liability for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Series B Convertible Preferred Stock

Subject to certain conditions, the shares of Series B Convertible Preferred Stock represented by the global securities are exchangeable for certificated Series B Convertible Preferred Stock in definitive form of like tenor as such Series B Convertible Preferred Stock if (1) the Depositary notifies us that it is unwilling or unable to continue as Depositary for the global securities or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor is not appointed within 90 days or (2) we in our discretion at any time determine not to have all of the Series B Convertible Preferred Stock represented by the global securities. Any shares of Series B Convertible Preferred Stock that are exchangeable pursuant to the preceding sentence are exchangeable for certificated Series B Convertible Preferred Stock issuable for such number of shares and registered in such names as the Depositary shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities representing the same aggregate number of shares and registered in the name of the Depositary or its nominee.

DESCRIPTION OF THE CAPPED CALL TRANSACTIONS

Concurrently with this offering, we expect to enter into one or more capped call transactions with Credit Suisse International, c/o Credit Suisse Securities (USA) LLC (collectively, the “capped call counterparty”). The capped call transactions will cover, subject to anti-dilution adjustments, up to the number of shares of our common stock into which shares of our currently outstanding preferred stock and shares of the Series B Convertible Preferred Stock offered pursuant to this prospectus supplement will be convertible, assuming full exercise by the underwriters of their over-allotment option. Each of the capped call transactions has a term of approximately three years and initially has a strike price of $22.20, which corresponds to the current conversion price and initial conversion price, respectively, of our currently outstanding preferred stock and the Series B Convertible Preferred Stock, and a cap price of $27.50, which is approximately 72.2% higher than the closing price of our common stock on June 14, 2011. We intend to use a portion of the net proceeds from this offering to pay the premium of the capped call transactions.

The capped call transactions are separate transactions to be entered into by us and the capped call counterparty, are not part of the terms of the Series B Convertible Preferred Stock and will not affect the holders’ rights under the Series B Convertible Preferred Stock. As a holder of the Series B Convertible Preferred Stock, you will not have any rights with respect to the capped call transactions.

The capped call transactions may be settled, at our option, by net share settlement or physical settlement. Upon the exercise of the capped call transactions, if the volume-weighted average price per share of our common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions but not greater than the cap price of the capped call transactions, the value we expect to receive from the capped call counterparty will be generally based on the amount of such excess. If, however, the volume-weighted average price per share of our common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions, the value we expect to receive upon the exercise of the capped call transactions (or portions thereof) will be generally based on the excess of the cap price over the strike price, in each case as determined under the terms of the capped call transactions, thereby limiting the anti-dilutive impact of the capped call transactions. See “Risk Factors—Risks Related to Our Series B Convertible Preferred Stock and this Offering—The capped call transactions may affect the value of the Series B Convertible Preferred Stock and our common stock.”

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH POTENTIAL INVESTOR IS HEREBY NOTIFIED THAT (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS SUPPLEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE ISSUER OF THE STOCK; AND (C) EACH POTENTIAL INVESTOR SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following summary is a discussion of certain material U.S. federal income tax considerations of the purchase, ownership and disposition of our Series B Convertible Preferred Stock and our common stock received upon conversion and is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of our Series B Convertible Preferred Stock and our common stock received upon conversion or distribution. Unless otherwise stated, this discussion is limited to the income tax consequences to those holders who hold Series B Convertible Preferred Stock and common stock as capital assets. This discussion does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•

tax consequences to persons holding our Series B Convertible Preferred Stock or shares of our common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of Series B Convertible Preferred Stock or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	tax consequences to certain former citizens or residents of the United States;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift taxes, if any, except as set forth below with respect to non-U.S. holders.

If a partnership holds Series B Convertible Preferred Stock or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the Series B Convertible Preferred Stock or shares of common stock, you should consult your independent tax advisors.

PROSPECTIVE INVESTORS CONSIDERING THE PURCHASE OF OUR SERIES B CONVERTIBLE PREFERRED STOCK SHOULD CONSULT THEIR INDEPENDENT TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

For purposes of this discussion, “U.S. holder” means a beneficial owner of Series B Convertible Preferred Stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States; (ii) a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

For purposes of this discussion, “non-U.S. holder” means a beneficial owner (other than a partnership) of Series B Convertible Preferred Stock or a share of common stock received upon conversion of the Series B Convertible Preferred Stock that is not a U.S. holder. Non-U.S. holders should consult their independent tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Distributions and Dividends

Cash distributions with respect to our Series B Convertible Preferred Stock (including increases in liquidation preference, if any) and cash distributions with respect to our common stock generally will be characterized as dividend income when paid, to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. U.S. holders of our Series B Convertible Preferred Stock will be required to treat increases in liquidation preference, if any, with respect to their Series B Convertible Preferred Stock as distributions subject to tax under the Code as dividends in advance of the receipt of any cash payments by such holders. To the extent that the amount of a distribution (or deemed distribution as a result of any increase in liquidation preference) with respect to our Series B Convertible Preferred Stock or common stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such Series B Convertible Preferred Stock or common stock, as the case may be, which reduces such basis dollar-for-dollar, and thereafter as capital gain. Such gain will be long-term capital gain provided that the U.S. holder has held such Series B Convertible Preferred Stock or common stock, as the case may be, for more than one year as of the time of the distribution. As discussed in “Description of Series B Convertible Preferred Stock—Method of Payment of Dividends,” in order to satisfy any obligation to withhold taxes arising from any payment of a dividend or deemed dividend (e.g., backup withholding taxes), we and the dividend agent are authorized to make any deductions required by law, and pay to any taxing authority any amount necessary to satisfy such obligation.

Distributions constituting dividend income received by an individual U.S. holder in respect of our Series B Convertible Preferred Stock and common stock before January 1, 2013 generally will be subject to taxation at a maximum rate of 15%. Distributions on our Series B Convertible Preferred Stock and common stock constituting dividend income paid to U.S. holders that are corporations generally will qualify for the dividends received deduction, subject to applicable limitations. Each U.S. holder should consult its independent tax advisor regarding the availability of the reduced dividend tax rate and the dividends received deduction in light of its particular circumstances.

Investors that are U.S. corporations should be aware that, under certain circumstances, a corporation that receives an “extraordinary dividend” (as defined in section 1059 of the Code) is required to (i) reduce its stock basis (but not below zero) by the portion of such dividend that is not taxed because of the dividends received deduction and (ii) treat the non-taxed portion of such dividend that exceeds the stock basis as gain from the sale or exchange of our Series B Convertible Preferred Stock for the taxable year in which such dividend is received. Investors should consult their independent tax advisor with respect to the potential application of the extraordinary dividend rules to an investment in our Series B Convertible Preferred Stock.

Common Stock Distributions on the Series B Convertible Preferred Stock

If we pay a distribution on the Series B Convertible Preferred Stock in the form of our common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above under “—Distributions and Dividends.” The amount of such distribution will equal the fair market value on the distribution date of the common stock distributed to a holder on that date. A holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and such holder’s holding period for such common stock will begin on the day following the distribution date. As discussed in “Description of Series B Convertible Preferred Stock—Method of Payment of Dividends,” in order to satisfy any obligation to withhold taxes arising from any payment of a dividend or deemed dividend (e.g., backup withholding taxes), we and the dividend agent are authorized to make any deductions required by law, and pay to any taxing authority any amount necessary to satisfy such obligation, including the sale of your common stock on your behalf and the payment of any portion or all of the net cash proceeds resulting from such sale.

Conversion into Common Stock

Except as discussed below, a U.S. holder generally will not recognize (i.e., take into account for U.S. federal income tax purposes) gain or loss upon the conversion of our Series B Convertible Preferred Stock, except to the extent of any cash or common stock received attributable to accumulated and unpaid dividends, which will be treated as described above under “—Distributions and Dividends.” The adjusted tax basis of common stock received on conversion, other than shares of common stock attributable to accumulated but unpaid dividends, generally will equal the adjusted tax basis of the Series B Convertible Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional common stock exchanged for cash), and the holding period of such common stock received on conversion generally will include the period during which the U.S. holder held its converted Series B Convertible Preferred Stock prior to conversion. A U.S. holder’s adjusted tax basis in any shares of common stock received as a dividend upon conversion will equal the fair market value of such common stock on the conversion date, and a U.S. holder’s holding period for such shares shall begin on the day after receipt thereof.

If a fundamental change occurs, we will provide for the conversion of shares of the Series B Convertible Preferred Stock by permitting holders to submit their shares of the Series B Convertible Preferred Stock in exchange for shares of our common stock (see “Description of Series B Convertible Preferred Stock—Conversion Upon Fundamental Change”), including, under certain circumstances, the payment of a “make-whole premium.” The tax treatment of such a conversion is unclear and may depend upon the facts underlying the particular transaction triggering such a conversion. Each holder should consult its own tax advisor to determine the specific income tax treatment of a conversion under such circumstances.

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged.

Adjustment of Conversion Rate

The conversion price at which the Series B Convertible Preferred Stock is converted to shares of common stock is subject to adjustments in certain circumstances. See “Description of Series B Convertible Preferred Stock—Anti-Dilution Adjustments.” Adjustments that have the effect of increasing the proportionate interest of holders of the Series B Convertible Preferred Stock in our assets or earnings can give rise to deemed dividend income to such holders. Similarly, a failure to adjust the conversion price to reflect a stock dividend or other events increasing the proportionate interest of the holders of our common stock can, in some circumstances, give rise to deemed dividend income to such common stock holders. Such deemed dividend income is taxable to such holders in the taxable year of the adjustment (or failure to adjust). Accordingly, such holders could potentially have an income tax liability with no related distribution of cash or common stock. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the Series B Convertible Preferred Stock, however, will generally not be considered a constructive distribution of stock.

Dispositions

A U.S. holder generally will recognize capital gain or loss on a sale or exchange of our Series B Convertible Preferred Stock or our common stock equal to the difference between the amount realized upon the sale or exchange (not including any proceeds attributable to any declared and accrued but unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and the U.S. holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of individuals are generally taxed at a maximum marginal tax rate of 15%, but such rate is set to increase beginning on January 1, 2013. The deductibility of net capital losses is subject to severe limitations. Each holder should consult its own tax advisor to determine the deductibility of net capital losses, if any.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS pertaining to distributions we make with respect to the Series B Convertible Preferred Stock or our common stock and the proceeds received from the disposition of the Series B Convertible Preferred Stock or our common stock. Certain U.S. holders may be subject to backup withholding on the payment of dividends with respect to our Series B Convertible Preferred Stock or our common stock and to certain payments of proceeds on the sale or redemption of our Series B Convertible Preferred Stock unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the holder to a refund, provided that the holder provides the required information to the IRS. U.S. holders are urged to consult their independent tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

Non-U.S. Holders

Distributions and Dividends

In general, dividends (including any constructive distributions taxable as dividends) with respect to the Series B Convertible Preferred Stock or our common stock will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty. Dividends that are effectively connected with the conduct of a trade or business in the United States and, in the case of an applicable tax treaty, are attributable to a permanent establishment in the United States, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Non-U.S. holders will be required to comply with certain certification and disclosure requirements in order for effectively connected income to be exempt from withholding or to claim a reduced treaty rate. Any such effectively connected dividends received by a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable tax treaty.

Common Stock Distributions on the Series B Convertible Preferred Stock

If we pay a distribution on the Series B Convertible Preferred Stock in the form of our common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above under “—Distributions and Dividends.” The amount of such distribution will equal the fair market value on the distribution date of the common stock distributed to a holder on that date. As discussed in “Description of Series B Convertible Preferred Stock—Method of Payment of Dividends,” in order to satisfy any obligation to withhold taxes arising from any payment of a dividend or deemed dividend (e.g., withholding taxes), we and the dividend agent are authorized to make any deductions required by law, and pay to any taxing authority any amount necessary to satisfy such obligation, including the sale of your common stock on your behalf and the payment of any portion or all of the net cash proceeds resulting from such sale.

Dispositions

Any gain that you realize upon a sale, exchange or other disposition of the Series B Convertible Preferred Stock or our common stock (including, in the case of conversion, the deemed exchange that gives rise to a payment of cash in lieu of a fractional common share) generally will not be subject to U.S. federal income or withholding tax unless:

•

the gain is effectively connected with the conduct of a trade or business in the United States and, in the case of an applicable tax treaty, is attributable to a permanent establishment in the United States;

•	you are an individual who is present in the Unites States for 183 days or more in the taxable year of disposition and certain conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain. A non-U.S. holder described in the second bullet point above will be subject to a 30% U.S. federal income tax on the gain derived from the sale, which may be offset by certain U.S.-source capital losses.

We believe that we are currently a “United States real property holding corporation” for United States federal income tax purposes, and it is likely that we will remain one in the future. So long as our common stock continues to be regularly traded on an established securities market, however, only a non-U.S. holder who holds or held more than 5% of our common stock (a “greater-than-five percent shareholder”) at any time during the shorter of (i) the five-year period preceding the date of disposition, or (ii) the holder’s holding period will be subject to U.S. federal income tax on the disposition of our common stock. A greater-than-five percent shareholder generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise.

Conversion into Common Stock

A non-U.S. holder will generally not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of the Series B Convertible Preferred Stock, except to the extent of any cash or common stock received attributable to accumulated and unpaid dividends, which is taxable as described above under “—Distributions and Dividends.” With respect to any cash received in lieu of a fractional share, a non-U.S. holder will generally not recognize any gain realized on the deemed exchange, as discussed above in “—Dispositions.”

If a fundamental change occurs, we will provide for the conversion of shares of the Series B Convertible Preferred Stock by permitting holders to submit their shares of the Series B Convertible Preferred Stock in exchange for shares of our common stock (see “Description of Series B Convertible Preferred Stock—Conversion Upon Fundamental Change”), including, under certain circumstances, the payment of a “make-whole premium.” The tax treatment of such a conversion is unclear and may depend upon the facts underlying the particular transaction triggering such a conversion. Each holder should consult its own tax advisor to determine the specific income tax treatment of a conversion under such circumstances.

Adjustment of Conversion Rate

As described above under “U.S. Holders—Adjustment of Conversion Rate,” adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a non-U.S. holder in our earnings and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under “Non-U.S. Holders—Distributions and Dividends.” Any constructive dividend deemed paid to a non-U.S. holder will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. It is possible that U.S. federal income tax on a constructive dividend would be withheld from subsequent payments on the Series B Convertible Preferred Stock or our common stock, which may be subject to sale on your behalf. If you are subject to withholding tax under such circumstances, you should consult your own independent tax advisor as to whether you can obtain a refund for all or a portion of the withholding tax.

Backup Withholding and Information Reporting

We must report annually to the IRS the amount of dividends or other distributions we pay to non-U.S. holders on shares of our Series B Convertible Preferred Stock and our common stock and the amount of tax we withhold on such distributions. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding tax (currently at a rate of 28%) on dividends the holder receives on shares of our Series B Convertible Preferred Stock and our common stock if the holder provides proper certification (usually on an IRS Form W-8BEN) of the holder’s status as a non-U.S. person or other exempt status.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our Series B Convertible Preferred Stock or our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. Information reporting will apply, however, if a non-U.S. holder sells shares of our Series B Convertible Preferred Stock or our common stock outside the U.S. through a U.S. broker or a foreign broker with certain U.S. connections. If a sale or other disposition is made through a U.S. office of any broker, the broker will be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also backup withhold on that amount unless the non-U.S. holder provides appropriate certification to the broker (usually on an IRS Form W-8BEN) of the holder’s status as a non-U.S. person or other exempt status.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, provided the required information is properly furnished to the IRS on a timely basis.

Federal Estate Tax

Series B Convertible Preferred Stock or our common stock held by an individual non-U.S. holder (as specifically defined for U.S. federal estate tax purposes) at the time of such non-U.S. holder’s death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated June 15, 2011, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as the representative, the following respective numbers of shares of Series B Convertible Preferred Stock.

Underwriter	Number of Preferred Shares
Credit Suisse Securities (USA) LLC	1,125,000
Rodman & Renshaw, LLC	375,000

Total	1,500,000

The underwriters are committed to purchase all the shares of Series B Convertible Preferred Stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitment of the non-defaulting underwriter may be increased or the offering may be terminated.

The underwriters propose to offer the Series B Convertible Preferred Stock initially at the offering price on the cover page of this prospectus supplement and may also offer the Series B Convertible Preferred Stock to selling group members at the offering price less a selling concession. After the initial offering, the offering price may be changed.

The underwriters have an option to buy up to 225,000 additional shares of Series B Convertible Preferred Stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The representative has 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased from us pursuant to this over-allotment option, the underwriters will purchase such shares in approximately the same proportion as shown in the table above and will offer the additional shares at the offering price set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us.

Underwriting Discount	Per Share	Total (Without over- allotment exercise)	Total (With full over- allotment exercise)
Price to Public	$90.00	$135,000,000	$155,250,000
Underwriting Discount	$3.00	$4,500,000	$5,175,000
Proceeds to Us	$87.00	$130,500,000	$150,075,000

The expenses of the offering, not including the underwriting discount described above, are estimated at $280,000 and are payable by us. We have agreed to indemnify the underwriters against liabilities or to contribute to payments which it may be required to make in that respect.

We have agreed that we will not, directly or indirectly, for a period of 90 days after the date of this prospectus supplement, (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of, our common stock or any securities convertible or exchangeable or exercisable for our common stock, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase our common stock or any securities convertible or exchangeable or exercisable for our common stock, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of our common stock or any securities convertible or exchangeable or exercisable for our common stock, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in our common stock or any securities convertible or exchangeable or exercisable for our common stock within the meaning of Section 16 of the Exchange Act or (v) except as required by the statement of resolutions relating to the Series B Convertible Preferred Stock or the 2009 Convertible Preferred Stock, file with the SEC a registration statement under the Securities Act relating to our common stock or any securities convertible or exchangeable or exercisable for our common stock, or publicly disclose the intention to take any such action, in each case without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of Credit Suisse Securities (USA) LLC, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock (including without limitation, common stock that may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities that may be issued upon exercise of a stock option or warrant) or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or (iii) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, such individuals, taken as group, under certain circumstances may sell up to an aggregate of 1,000,000 shares of common stock in the indicated period without regard to these restrictions. In addition, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In connection with this offering, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the Series B Convertible Preferred Stock in the open market after the distribution has been completed in order to cover short positions.

•

Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the Series B Convertible Preferred Stock originally sold by such broker/dealer are purchased in a stabilizing or covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the Series B Convertible Preferred Stock to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

Concurrently with this offering, we expect to enter into one or more capped call transactions with Credit Suisse International, c/o Credit Suisse Securities (USA) LLC (collectively, the “capped call counterparty”). The capped call transactions may offset the potential dilution of our common stock resulting from the conversion of Series B Convertible Preferred Stock or our currently outstanding preferred stock. We intend to use a portion of the net proceeds of this offering to pay the premium of the capped call transactions.

In connection with establishing its initial hedge of these transactions, the capped call counterparty has informed us that it expects to enter into various derivative transactions with respect to our common stock and/or purchase shares of our common stock in secondary market transactions concurrently with or shortly after the pricing of the Series B Convertible Preferred Stock. These activities could have the effect of increasing, or limiting a decline in, the market price of our common stock concurrently with or shortly after the pricing of the Series B Convertible Preferred Stock.

The capped call counterparty has also informed us that it is likely to modify its hedge positions by entering into or unwinding various derivative transactions with respect to our common stock and/or by purchasing or selling our common stock in secondary market transactions while the Series B Convertible Preferred Stock are outstanding. The effect, if any, of these transactions and activities on the market prices of our common stock will depend in part on market conditions and cannot be ascertained at this time, but any such transaction or activity could adversely affect the value of our common stock, and as a result, the value of such shares of our common stock you may receive upon conversion of the Series B Convertible Preferred Stock. See “Description of the Capped Call Transactions” and “Risk Factors—Risks Related to the Series B Convertible Preferred Stock—The capped call transactions may affect the value of the Series B Convertible Preferred Stock and our common stock.”

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Among other things, (i) Credit Suisse Securities (USA) LLC acted as sole bookrunner and lead arranger, and its affiliate Credit Suisse AG, Cayman Islands Branch has acted as administrative agent and collateral agent for, and a lender under, our existing Credit Facility, for which each has received customary fees and expense reimbursement, (ii) Credit Suisse Securities (USA) LLC acted as a bookrunning manager in connection with the issuance of our 11.875% senior second lien notes due 2015 (the “Second Lien Notes”), for which it received customary fees and expense reimbursement, and (iii) Rodman & Renshaw, LLC acted as a co-manager in connection with the issuance of the Second Lien Notes, for which it received customary fees and expense reimbursement. From time to time, the underwriters and certain of their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time,

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Shares to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe the Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(b)	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the Series B Convertible Preferred Stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Series B Convertible Preferred Stock are made. Any resale of the Series B Convertible Preferred Stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Series B Convertible Preferred Stock.

Representations of Purchasers

By purchasing Series B Convertible Preferred Stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•

the purchaser is entitled under applicable provincial securities laws to purchase the Series B Convertible Preferred Stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus and Registration Exemptions,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements and Exemptions,

•	where required by law, the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under “Resale Restrictions”, and

•

the purchaser acknowledges and consents to the provision of specified information concerning the purchase of the Series B Convertible Preferred Stock to the regulatory authority that by law is entitled to collect the information, including certain personal information. For purchasers in Ontario, questions about such indirect collection of personal information should be directed to Administrative Support Clerk, Ontario Securities Commission, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8 or to (416) 593-3684.

Rights of Action—Ontario Purchasers

Under Ontario securities legislation, certain purchasers who purchase a security offered by this document during the period of distribution will have a statutory right of action for damages, or while still the owner of the Series B Convertible Preferred Stock, for rescission against us in the event that this document contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Series B Convertible Preferred Stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Series B Convertible Preferred Stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the Series B Convertible Preferred Stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Series B Convertible Preferred Stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of Series B Convertible Preferred Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Series B Convertible Preferred Stock in their particular circumstances and about the eligibility of the investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of shares of common stock offered by this prospectus supplement will be passed upon for us by Jackson Walker L.L.P., Houston, Texas. Certain legal matters will be passed on for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT PETROLEUM ENGINEERS

The information included in or incorporated by reference into this prospectus supplement regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of our proved reserves and present values of proved reserves as of December 31, 2010 and prepared by or derived from estimates prepared by Ryder Scott Company, L.P. and Collarini Associates, each independent petroleum engineers. These estimates are aggregated and the sums are included in or incorporated by reference into this prospectus supplement in reliance upon the authority of the firms as experts in these matters.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), which means that we are required to file reports, proxy statements, and other information, all of which are available for review and copying at the Public Reference Room of the Securities and Exchange Commission, 100 F. Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room, by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

We have filed a registration statement on Form S-3 to register the securities to be issued pursuant to this prospectus supplement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. You may obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

We also maintain an Internet website at http://www.atpog.com, which provides additional information about our company through which you can also access our SEC filings. The information set forth on our website is not part of this prospectus supplement.

INCORPORATION BY REFERENCE

This prospectus supplement incorporates important business and financial information about us which is not included in or delivered with this prospectus supplement. The information in the documents incorporated by reference is considered to be part of this prospectus supplement. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus supplement automatically update and supersede information contained in this prospectus supplement, including information in previously filed documents or reports that have been incorporated by reference in this prospectus supplement, to the extent the new information differs from or is inconsistent with the old information.

The following documents filed by us under the Exchange Act are incorporated by reference into this prospectus supplement as of their respective dates of filing:

•

our Annual Report on Form 10-K for the year ended December 31, 2010, including information incorporated therein by reference from our Proxy Statement on Schedule 14A for the 2011 Annual Meeting of Shareholders;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	our Current Reports on Form 8-K filed with the SEC on January 5, 2011, February 25, 2011 and June 2, 2011; and

•

all documents filed after the date of this prospectus supplement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) until we sell all of the securities that may be offered by this prospectus supplement.

Documents incorporated by reference are available from us without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in this prospectus supplement. You may obtain documents incorporated by reference in this prospectus supplement by requesting them in writing, by telephone, by facsimile or by e-mail from Albert L. Reese Jr., Chief Financial Officer, ATP Oil & Gas Corporation, at 4600 Post Oak Place, Suite 100, Houston, Texas 77027; telephone number (713) 622-3311; facsimile number (713) 622-5101; e-mail address areese@atpog.com.

ANNEX A

ATP OIL & GAS CORPORATION

FORM OF SELLING SECURITYHOLDER NOTICE AND QUESTIONNAIRE

8% Convertible Perpetual Preferred Stock, Series B

The undersigned beneficial owner of 8% Convertible Perpetual Preferred Stock, Series B (the “Series B Convertible Preferred Stock”) of ATP Oil & Gas Corporation (“ATP”), understands that a dividend (the “Dividend”) was declared by our board of directors on [Date]1 in respect of each share of Series B Convertible Preferred Stock, in the amount of [Per Share Dividend]2 shares of ATP common stock, $0.001 par value per share for each such share of Series B Convertible Preferred Stock. References herein to “Registrable Securities” refer to all shares of ATP common stock delivered as payment of the Dividend, and all shares of ATP common stock delivered as payment of previous dividends declared in respect of the Series B Convertible Preferred Stock.

The undersigned understands that ATP has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a shelf registration statement on Form S-3 (collectively, the “Shelf Registration Statement”) for the registration and resale under the Securities Act of 1933, as amended (the “Securities Act”), of the Registrable Securities in accordance with the terms of the statement of resolutions for the Series B Convertible Preferred Stock (the “Statement of Resolutions”) filed by ATP with the Secretary of State of the State of Texas. A copy of the Statement of Resolutions is available from ATP upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Statement of Resolutions.

In order to sell or otherwise dispose of any Registrable Securities pursuant to the Shelf Registration Statement, a beneficial owner of Registrable Securities generally will be required to be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers of Registrable Securities and be bound by those provisions of the Statement of Resolutions applicable to such beneficial owner. Beneficial owners that do not complete this Notice and Questionnaire and deliver it to ATP as provided below will not be named as selling securityholders in the prospectus and therefore will not be permitted to sell any Registrable Securities pursuant to the Shelf Registration Statement. Beneficial owners are required to complete and deliver this Notice and Questionnaire on or prior to [•]3 so that such beneficial owners may be named as selling securityholders in the related prospectus. ATP will, [•]4, or, if the use of the Shelf Registration Statement is suspended at the time of receipt, within 5 days after the expiration of the suspension, file such Shelf Registration Statement, amendment thereto or supplement to the related prospectus (including a report under the Exchange Act incorporated by reference therein) as are necessary to permit such holder to deliver such prospectus to purchasers of Registrable Securities (subject to ATP’s right to suspend the use of the prospectus as described in the Statement of Resolutions).

Certain legal consequences arise from being named as a selling securityholder in a Shelf Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities legal counsel regarding the consequences of being named or not being named as a selling securityholder in a Shelf Registration Statement and the related prospectus.

[1]	ATP to identify the date on which the Dividend was declared.
[2]	ATP to identify the number of shares of common stock payable on each share of Series B Convertible Preferred Stock.
[3]

ATP—If Shelf Registration Statement is an automatic shelf registration statement, insert the 2nd trading day prior to the Dividend Payment Date. If Shelf Registration Statement is not an automatic shelf registration statement, insert the 7th trading day prior to the Dividend Payment Date.

[4]

ATP—If Shelf Registration Statement is an automatic shelf registration statement, insert “on or prior to the Dividend Payment Date”. If Shelf Registration Statement is not an automatic shelf registration statement, insert “no later than the 5th trading day prior to the Dividend Payment Date”.

Notice

The undersigned beneficial owner (the “Selling Securityholder”) of Registrable Securities hereby gives notice to ATP of its intention to sell or otherwise dispose of Registrable Securities beneficially owned by it and listed below in Item 3 (unless otherwise specified under such Item 3) pursuant to the Shelf Registration Statement. The undersigned, by signing and returning this Notice and Questionnaire, understands that it will be bound by the terms and conditions of this Notice and Questionnaire and the Statement of Resolutions.

Questionnaire

Please respond to every item, even if your response is “none.” If you need more space for any response, please attach additional sheets of paper. Please be sure to write your name and the number of the item being responded to on each such additional sheet of paper and sign each such additional sheet of paper and attach it to this Questionnaire. Please be aware that you may be asked to answer additional questions depending on your responses to the following questions.

If you have any questions about the contents of this Questionnaire or as to who should complete this Questionnaire, please contact the General Counsel of ATP at (713) 622-3311.

COMPLETED QUESTIONNAIRES SHOULD BE RETURNED TO ATP

IN THE FOLLOWING MANNER:

COPY BY EMAIL TO:

iplume@atpog.com

COPY BY FACSIMILE TO:

GENERAL COUNSEL

FAX: (713) 622-0289

WITH THE ORIGINAL COPY TO FOLLOW BY MAIL TO:

ATP OIL & GAS CORPORATION

ATTN: GENERAL COUNSEL

4600 POST OAK PLACE

SUITE 100

HOUSTON, TX 77027

[☐ YOU MAY CHECK THIS BOX IF (A) YOU PROPERLY AND TIMELY COMPLETED AND RETURNED A NOTICE AND QUESTIONNAIRE IN CONNECTION WITH THE MOST RECENT QUARTERLY DIVIDEND PAID ON SERIES B CONVERTIBLE PREFERRED STOCK IN THE FORM OF COMMON STOCK AND (B) NONE OF THE INFORMATION REQUESTED OF YOU BELOW HAS SINCE CHANGED (OTHER THAN AN INCREASE TO ITEM 3(A) BY THE NUMBER OF SHARES OF COMMON STOCK THAT YOU RECEIVED PURSUANT TO THE MOST RECENT SUCH DIVIDEND). IF YOU CHECK THIS BOX, YOU DO NOT NEED TO FILL OUT THE INFORMATION BELOW, BUT YOU MUST SIGN AND TIMELY RETURN THIS NOTICE AND QUESTIONNAIRE IN ORDER FOR ANY OF YOUR REGISTRABLE SECURITIES TO BE IDENTIFIED IN THE SHELF REGISTRATION STATEMENT. WE WILL NOT BE OBLIGATED TO IDENTIFY ANY HOLDER IN THE SHELF REGISTRATION STATEMENT, AND SUCH HOLDER WILL NOT BE PERMITTED TO SELL ANY REGISTRABLE SECURITIES PURSUANT TO SUCH SHELF REGISTRATION STATEMENT, IF SUCH HOLDER DOES NOT PROPERLY AND TIMELY RETURN THIS NOTICE AND QUESTIONNAIRE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN.]5

The undersigned hereby provides the following information to ATP and represents and warrants that such information is accurate and complete:

1.	Your Identity and Background as the Beneficial Owner of the Registrable Securities.

(a)	Your full legal name:

(b)	Your business address (including street address) (or residence if no business address), telephone number and facsimile number:

Address:

Telephone No.:

Fax No.:

Email:

Contact person:

(c)	Are you a broker-dealer registered pursuant to Section 15 of the Exchange Act?

☐	Yes

☐	No

(d)	If your response to Item 1(c) above is no, are you an “affiliate” of a broker-dealer registered pursuant to Section 15 of the Exchange Act?

☐	Yes

☐	No

[5]	To be included in all questionnaires after those distributed in connection with the first quarterly dividend paid in the form of common stock.

For the purposes of this Item 1(d), an “affiliate” of a registered broker-dealer shall include any company that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such broker-dealer, and does not include any individuals employed by such broker-dealer or its affiliates.

(e)	Full legal name of person through which you hold the Registrable Securities (i.e. name of your broker or the DTC participant, if applicable, through which your Registrable Securities are held):

Name of broker:

DTC No.:

Contact person:

Telephone No.:

2.	Your Relationship with ATP.

(a)	Have you or any of your affiliates, officers, directors or principal equity holders (owners of 5% or more of the equity securities of the undersigned) held any position or office or had any other material relationship with ATP (or its predecessors or affiliates) within the past three years?

☐    Yes

☐    No

(b)	If your response to Item 2(a) above is yes, please state the nature and duration of your relationship with ATP (or its predecessors or affiliates):

3.	Your Interests in ATP Securities.

(a)	State the number of shares of Registrable Securities (without giving effect to the Dividend) beneficially owned by you as of [Record Date][6] (may not exceed the number of shares of ATP common stock that you have received pursuant to dividends paid in respect of Series B Convertible Preferred Stock):

Number:

CUSIP No.(s):

(b)	State the number of shares of Series B Convertible Preferred Stock beneficially owned by you as of [Record Date][7]:

Number:

CUSIP No.(s):

(c)	Other than as set forth in your response to Items 3(a) and 3(b) above, do you beneficially own any other securities of ATP?

☐    Yes

☐    No

[6]	ATP to insert record date for the Dividend.
[7]	ATP to insert record date for the Dividend.

(d)	If your answer to Item 3(c) above is yes, state the type, the aggregate amount or number and their CUSIP No.(s) of such other securities of ATP beneficially owned by you:

Type:

Aggregate Amount:

Number:

CUSIP No.(s):

4.	Plan of Distribution

Except as set forth below, the undersigned (including its donees or pledgees) intends to distribute its Registrable Securities pursuant to the Shelf Registration Statement only as follows (if at all): (a) such Registrable Securities may be sold from time to time directly by the undersigned or, alternatively, through underwriters, broker-dealers or agents; (b) if the Registrable Securities are sold through underwriters, broker-dealers or agents, the Selling Securityholder will be responsible for underwriting discounts or commissions or agents’ commissions; (c) such Registrable Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices; and (d) such sales may be effected in transactions (which may involve block transactions) (i) on any national securities exchange or quotation service on which the Registrable Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market or (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market.

State any exceptions here:

In no event will such method(s) of distribution take the form of an underwritten offering of the Registrable Securities without the prior agreement of ATP.

The undersigned acknowledges its obligation to comply with the provisions of the Securities Exchange Act of 1934, as amended, and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Registrable Securities pursuant to the Shelf Registration Statement. The undersigned agrees that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

The undersigned agrees to promptly notify ATP of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while a Shelf Registration Statement remains effective.

All notices to the beneficial owner hereunder shall be made in writing to the undersigned at the address set forth in Item 1(b) of this Notice and Questionnaire.

By signing below, the undersigned acknowledges that it is the beneficial owner of the Registrable Securities set forth herein, represents that the information provided herein is accurate, and consents to the disclosure of the information contained in this Notice and Questionnaire and the inclusion of such information in the Shelf Registration Statement and the related prospectus. The undersigned understands that such information will be relied upon by ATP in connection with the preparation or amendment of the Shelf Registration Statement and the related prospectus and any filing of a new Shelf Registration Statement.

Once this Notice and Questionnaire is executed by the undersigned beneficial owner and received by ATP, the terms of this Notice and Questionnaire, and the representations and warranties contained herein, shall be binding on, shall inure to the benefit of and shall be enforceable by the respective successors, heirs, personal representatives and assigns of ATP and the undersigned beneficial owner. This agreement shall be governed in all respects by the laws of the State of New York.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

NAME OF BENEFICIAL OWNER:

(please print)

Signature:
Date:

PROSPECTUS

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Warrants

We may from time to time offer to sell senior debt securities, subordinated debt securities, common stock, preferred stock or warrants, at prices and on terms that we will determine at the time of the offering. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus that we authorize may also add, update or change information contained in this prospectus. You should read this prospectus and any other applicable prospectus or prospectus supplement carefully before you invest in our securities.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that contains a description of those securities.

Our common stock is quoted on The NASDAQ Global Select Market under the symbol “ATPG.” On December 16, 2010, the last reported sale price of our common stock on the NASDAQ Global Select Market was $15.36.

Investing in our securities involves risk. See “Risk Factors” beginning on page 4 of this prospectus, as well as those contained or referenced in the applicable prospectus supplement and any related free writing prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus, for a description of the various risks you should consider in evaluating an investment in our securities.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The securities may be sold directly to investors, to or through underwriters or dealers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, and any applicable over-allotment options, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our principal offices are located at 4600 Post Oak Place, Suite 100, Houston, Texas 77027, where our telephone number is (713) 622-3311.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 17, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, using a “shelf” registration process. Under this shelf process, we may from time to time offer to sell securities in one or more offerings. Each time we sell securities pursuant to this prospectus, we will provide a prospectus or a supplement to this prospectus that contains specific information about the offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add, update or change in the prospectus supplement (and in any related free writing prospectus) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. To the extent that any statement that we make in a prospectus supplement or any related free writing prospectus is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement or such free writing prospectus. You should read this prospectus and any other applicable prospectus or prospectus supplement carefully before you invest in our securities.

Unless the context indicates otherwise, all references in this prospectus to “we,” “our,” “us,” or “the company” refer to ATP Oil & Gas Corporation and its subsidiaries on a consolidated basis, unless otherwise indicated or the context otherwise requires.

You should rely only on the information contained or incorporated by reference in this prospectus or the documents to which we have referred you or information that is contained in any prospectus supplement or free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to provide you with information that is different from such information. If anyone provides you with different information, you should not rely on it. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of each document regardless of the time of delivery of this prospectus or any sale of these securities. In case there are any differences or inconsistencies between this prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.

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A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement (and other documents to which each refers) contain statements about future events and expectations which are characterized as forward-looking statements. Words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets”, “objectives”, “seek”, “strive”, negatives of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to our management. They are expressions based on historical fact, but do not guarantee future performance. Forward-looking statements involve risks, uncertainties and assumptions and certain other factors that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include those discussed in “Risk Factors” in this prospectus. We qualify any forward-looking statements entirely by these cautionary factors.

We believe these forward-looking statements are reasonable, but we caution that you should not place undue reliance on these forward-looking statements, because our future results and shareholder values may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update any forward-looking statement, whether written or oral, relating to the matters discussed in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), which means that we are required to file reports, proxy statements, and other information, all of which are available for review and copying at the Public Reference Room of the Securities and Exchange Commission, 100 F. Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room, by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

We have filed a registration statement on Form S-3 to register the securities to be issued pursuant to this prospectus. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. You may obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

We also maintain an Internet website at http://www.atpog.com, which provides additional information about our company through which you can also access our SEC filings. The information set forth on our website is not part of this prospectus.

INCORPORATION BY REFERENCE

This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. The following documents filed by us under the Exchange Act are incorporated by reference into this prospectus as of their respective dates of filing:

•	our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 16, 2010, as amended by Form 10-K/A filed with the SEC on December 10, 2010;

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our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, as filed with the SEC on May 10, 2010, June 30, 2010, as filed with the SEC on August 9, 2010, and September 30, 2010, as filed with the SEC on November 9, 2010;

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our Current Reports on Form 8-K filed with the SEC on (i) February 4, 2010, (ii) March 26, 2010, (iii) April 23, 2010, (iv) April 29, 2010, (v) June 10, 2010, (vi) June 24, 2010 and (vii) September 30, 2010; and

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the description of our common stock in our registration statement on Form 8-A as filed with the SEC on January 25, 2001, and the description of related preferred stock purchase rights in our registration statement on Form 8-A, as filed with the SEC on October 14, 2005.

We are also incorporating by reference all documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, after the date of this prospectus (except information “furnished” on a current report on Form 8-K). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Documents incorporated by reference are available from us without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing, by telephone, by facsimile or by e-mail from Albert L. Reese Jr., Chief Financial Officer, ATP Oil & Gas Corporation, at 4600 Post Oak Place, Suite 100, Houston, Texas 77027; telephone number (713) 622-3311; facsimile number (713) 622-5101; e-mail address areese@atpog.com.

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ABOUT THE COMPANY

We are engaged in the acquisition, development and production of oil and natural gas properties in the Gulf of Mexico and the U.K. and Dutch Sectors of the North Sea (the “North Sea”). We seek to acquire and develop properties with proved undeveloped reserves that are economically attractive to us but are not strategic to major or large exploration-oriented independent oil and gas companies. Occasionally we will acquire properties that are already producing or where previous drilling has encountered reservoirs that appear to contain commercially productive quantities of oil and gas even though the reservoirs do not meet the SEC definition of proved reserves. We believe that our strategy provides assets for us to develop and produce without the risk, cost or time of traditional exploration. Our management team has extensive engineering, geological, geophysical, technical and operational expertise in successfully developing and operating properties in both our current and planned areas of operation.

At December 31, 2009, we had estimated net proved reserves of 135.2 MMBoe, of which approximately 91.3 MMBoe (68%) were in the Gulf of Mexico and 43.9 MMBoe (32%) were in the North Sea. Year-end reserves were comprised of 77.9 MMBbls of oil (58%) and 343.3 Bcf of natural gas (42%). As of December 31, 2009 our proved reserves in the deepwater Gulf of Mexico account for 62% of our total proved reserves. Our proved reserves on the Gulf of Mexico Shelf account for 6% of our total proved reserves. The majority (67%) of our oil reserves are located in the Gulf of Mexico. Our natural gas reserves are split between the Gulf of Mexico (68%) and the North Sea (32%). Of our total proved reserves, 13.7 MMBoe (10%) were producing, 3.7 MMBoe (3%) were developed and not producing and 117.8 MMBoe (87%) were undeveloped. Our average working interest in our properties at December 31, 2009 was approximately 80%. We operate 86% of our platforms. The estimated PV-10 of our proved reserves at December 31, 2009 was approximately $2.0 billion and our standardized measure of discounted future net cash flows at December 31, 2009 was approximately $1.8 billion.

At December 31, 2009, we had leasehold and other interests in 62 offshore blocks and 104 wells, including 19 subsea wells, in the Gulf of Mexico. At December 31, 2009, we operated 93 (89%) of these wells, including 95% of the subsea wells. At December 31, 2009, we also had interests in 11 blocks and three company-operated subsea wells in the North Sea.

As of March 16, 2010, we own an interest in 36 platforms including two floating production facilities, the ATP Innovator and the ATP Titan. The ATP Innovator is operating in the Gulf of Mexico at our Gomez Hub and the ATP Titan in the Gulf of Mexico at our Telemark Hub began operating on March 28, 2010. These floating production facilities are fundamental to our hub strategy and business plan. The presence of these facilities creates a competitive advantage for us in connection with considering possible additional acquisitions in a large area surrounding each installation. A third floating production facility called the Octabuoy is under construction in China for initial deployment at our Cheviot Hub in the U.K. North Sea during 2012. We operate the ATP Innovator and the ATP Titan and also expect to operate the Octabuoy when it is placed in service. The floating production facilities have longer useful lives than the underlying reserves and are capable of redeployment to new producing locations upon depletion of the reserves where they were initially deployed. Accordingly, they are expected to be moved several times over their useful lives. We monetized our investment in the ATP Innovator drilling and production platform in March 2009, and in the ATP Titan drilling and production platform in September 2010. The ATP Octabuoy drilling and production platform is currently being financed by our contractor and a Chinese government program.

Our business strategy

We seek to create value and reduce operating risks through the acquisition and subsequent development of properties in areas that have:

•	significant undeveloped reserves and reservoirs;

•	close proximity to developed markets for oil and natural gas;

•	existing infrastructure or the ability to install our own infrastructure of oil and natural gas pipelines and production/processing platforms;

•	opportunities to aggregate production and create operating efficiencies that capitalize upon our hub concept; and

•	a relatively stable regulatory environment for offshore oil and natural gas development and production.

Our focus is on acquiring properties that are noncore or nonstrategic to their current owners for a variety of reasons. For example, larger oil companies from time to time adjust their capital spending or shift their focus to exploration prospects they believe will offer greater reserve potential. Some projects may provide lower economic returns to a company due to the cost structure and focus of that company. Also, due to timing or budget constraints, a company may be unwilling or unable to develop a property before the expiration of the lease. With our cost structure and acquisition strategy, it is not unusual for us to have an acquisition cost of a property that is less than the total development costs incurred by the previous owner. This strategy, coupled with our expertise in our areas of focus and our ability to develop projects, make oil and gas property acquisitions more financially attractive to us than the seller. Given our strategy of acquiring properties that contain proved reserves or where previous drilling by others indicates to us the presence of recoverable hydrocarbons, our operations typically are lower risk than exploration-focused Gulf of Mexico and North Sea operators.

By focusing on properties that are not strategic to other companies, we are able to minimize up-front acquisition costs and concentrate available capital on the development phase of these properties. Our management team has extensive engineering, geological, geophysical, technical and operational expertise in successfully developing and operating properties in both our current and planned areas of operation. For the three-year period ended December 31, 2009, we have added 10.1 MMBoe of proved oil and natural gas reserves through acquisitions at a total cost of $44.2 million. Development costs for the same period were approximately $2,469.3 million or 91% of oil and gas capital expenditures.

Since we operate a significant number of the properties in which we acquire a working interest, we are able to significantly influence the plans and timing of a project’s development. In addition, practically all of our properties have previously defined and targeted reservoirs, eliminating from the development plan the time necessary in typical exploration efforts to locate and determine the extent of oil and gas reservoirs. Without the exploration time constraint, we focus on developing projects in the shortest time possible between initial significant investment and first revenue generated in order to maximize our rate of return. We may initiate new development projects by simultaneously obtaining the various required components such as the pipeline and the production platform or subsea well completion equipment. We believe this strategy, combined with our strong technical abilities to evaluate and implement a project’s requirements, allows us to efficiently complete the development project and commence production.

Our strengths

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Low acquisition cost structure. We believe that our focus on acquiring properties with minimal cash investment for the proved undeveloped component allows us to pursue the acquisition of properties with minimal capital at risk.

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Significant infrastructure investment at our hubs. With over $1.0 billion already invested in infrastructure at our Gomez Hub and our Telemark Hub, it is our belief that we have a significant competitive advantage when seeking to expand our interest in the area over other production companies in these areas that do not have such an investment.

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Technical expertise and significant experience. We have assembled a technical staff with an average of over 27 years of industry experience. Our technical staff has specific expertise in the Gulf of Mexico and North Sea offshore property development, including the implementation of subsea completion technology.

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Operating control. As the operator of a property, we are afforded greater control of the selection of completion and production equipment, the timing and amount of capital expenditures and the operating parameters and costs of the project. As of December 31, 2009, we operated all of our properties under development, all of our subsea wells and 86% of our offshore platforms.

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Employee ownership. Through employee ownership of company stock, we have assembled a staff whose business decisions are aligned with the interests of our shareholders. As of December 13, 2010, our executive officers and directors own approximately 13% of our common stock.

•	Inventory of projects. We have a substantial inventory of properties to develop in both the Gulf of Mexico and the North Sea.

Corporate information

ATP Oil & Gas Corporation was incorporated in Texas in 1991. Our principal offices are located at 4600 Post Oak Place, Suite 100, Houston, Texas 77027, where our telephone number is (713) 622-3311. Our common stock is listed on NASDAQ under the symbol “ATPG.” Our website address is www.atpog.com. Information on our website is not incorporated by reference in this prospectus.

A detailed discussion of our business is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 30, June 30 and September 30, 2010, all of which are incorporated herein by reference. See “Incorporation by Reference.”

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement, and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 incorporated by reference in this prospectus, before making an investment decision. For more information, see “Where You Can Find More Information.”

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus or prospectus supplement.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with any applicable prospectus or prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus or prospectus supplement the particular terms of the securities offered by that prospectus or prospectus supplement. If we indicate in the applicable prospectus or prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus or prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	senior debt securities;

•	subordinated debt securities;

•	common stock;

•	preferred stock; and

•	warrants to purchase any of the securities listed above.

In this prospectus, we refer to the senior debt securities, subordinated debt securities, common stock, preferred stock and warrants collectively as “securities”.

DESCRIPTION OF DEBT SECURITIES

The debt securities this prospectus covers will be our general unsecured obligations. The debt securities will be either senior debt securities or subordinated debt securities. We will issue senior debt securities under a senior indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee, and we will issue subordinated debt securities under a subordinated indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee. In this description, we sometimes call the senior indenture and the subordinated indenture the “indentures.”

We have summarized the provisions of the indentures and the debt securities below. You should read the indentures for more details regarding the provisions described below and for other provisions that may be important to you. We will file the indentures and any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the SEC in connection with that offering. See “Where You Can Find More Information.”

The following description primarily relates to senior debt securities that we may issue under the senior indenture. We have summarized some of the provisions of the subordinated indenture below under the caption “—Subordinated Debt Securities.” If we offer subordinated debt securities, we will provide more specific terms in the related prospectus supplement. In this summary description of the debt securities, all references to “ATP,” “we” or “us” mean ATP Oil & Gas Corporation only, unless we state otherwise or the context clearly indicates otherwise.

General

The senior debt securities will constitute senior debt of ATP and will rank equally with all its unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a position junior to, any senior debt securities and all other senior debt of ATP. Neither indenture limits the amount of debt we may issue under the indentures, and neither limits the amount of other unsecured debt or securities we may incur or issue. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

We may issue the debt securities of any series in definitive form or as a book-entry security in the form of a global security registered in the name of a depositary we designate.

We may issue the debt securities in one or more series with various maturities. They may be sold at par, at a premium or with an original issue discount.

Terms

The prospectus supplement relating to any series of debt securities being offered will specify whether the debt securities are senior debt securities or subordinated debt securities and will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the person or entity to whom any interest will be payable, if that person or entity is not the registered owner of the debt securities;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	the rates, which may be fixed or variable, per annum at which the debt securities will bear interest, if any, and the date or dates from which any interest will accrue;

•	the dates on which the interest, if any, on the debt securities will be payable, and the regular record dates for the interest payment dates or the method for determining those dates;

•	the place or places where payments on the debt securities will be payable;

•	the terms and conditions on which the debt securities may, under any optional or mandatory redemption provisions, be redeemed;

•	any mandatory or optional sinking fund or similar provisions or provisions for mandatory redemption or purchase at the option of the holder;

•	the denominations in which the debt securities will be issuable, if other than denominations of $1,000 or any multiple of that amount;

•	any index, formula or other method used to determine the amount of payment of principal of or any premium or interest on the debt securities;

•	if other than the currency of the United States of America, the currency of payment of principal of or any premium or interest on the debt securities;

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if, at our election or the election of the holder, the principal of or any premium or interest on any debt securities is to be payable in one or more currencies or currency units other than those in which the debt securities are stated to be payable, the terms and conditions on which that election is to be made and the amount so payable;

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if other than the full principal amount of the debt securities, the portion of the principal amount of the debt securities that will be payable on the declaration of acceleration of the maturity of the debt securities;

•	if the principal amount payable at maturity will not be determinable as of one or more dates prior to maturity, the amount that will be deemed to be the principal amount as of any such date;

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any terms on which the debt securities may be convertible into or exchanged for securities or indebtedness of any kind of ATP or of any other issuer or obligor and the terms and conditions on which a conversion or exchange will be effected, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

•	the applicability of the defeasance provisions described below under “—Satisfaction and Discharge; Defeasance under the Senior Indenture,” and any conditions under which those provisions will apply;

•	if the debt securities will be issuable only in the form of a global security as described below under “—Book-entry Debt Securities,” the depositary for the debt securities;

•	any changes in or additions to the events of default or covenants this prospectus describes;

•	the payment of any additional amounts with respect to the debt securities; and

•	any other terms of the debt securities.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Restrictive Covenants Under the Senior Indenture

ATP has agreed to two principal restrictions on its activities for the benefit of holders of the senior debt securities. The restrictive covenants summarized below will apply to a series of senior debt securities (unless waived or amended) as long as any of those senior debt securities are outstanding, unless the prospectus supplement for the series states otherwise.

Creation of Certain Liens

If we or any of our subsidiaries mortgages or encumbers as security for money borrowed any property capable of producing oil or gas which (1) is located in the United States and (2) is determined to be a principal property by our board of directors in its discretion, we will, or will cause such subsidiary to, secure each series of senior debt equally and ratably with all obligations secured by the mortgage then being given. This covenant will not apply in the case of any mortgage:

•	existing on the date of the senior indenture;

•	incurred in connection with the acquisition or construction of any property;

•	previously existing on acquired property or existing on the property of any entity when it becomes a subsidiary of ours;

•	in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure payments to us under the provisions of any contract or statute;

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in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure borrowings for the purchase or construction of the property mortgaged;

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in connection with a sale or other transfer of (1) oil, gas or other minerals in place for a period of time until, or in an amount such that, the purchase will realize a specified amount of money or a specified amount of minerals or (2) any interest of the character commonly referred to as an “oil payment” or a “production payment”;

•	to secure the cost of the repair, construction, improvement, alteration, exploration, development or drilling of all or part of a principal property;

•	in various facilities and personal property located at or on a principal property;

•	arising in connection with the sale of accounts receivable resulting from the sale of oil or gas at the wellhead; or

•	that is a renewal of or substitution for any mortgage permitted under any of the provisions described in the preceding clauses.

In addition, ATP may, and may permit its subsidiaries to, grant mortgages or incur liens on property covered by the restriction described above as long as the net book value of the property so encumbered, together with all property subject to the restriction on sale and leaseback transactions described below, does not, at the time such Mortgage or lien is granted, exceed 10% of our “Consolidated Net Tangible Assets,” which the senior indenture defines to mean the aggregate value of all assets of ATP and its subsidiaries after deducting:

•	all current liabilities, excluding all long-term debt due within one year;

•	all investments in unconsolidated subsidiaries and all investments accounted for on the equity basis; and

•	all goodwill, patents and trademarks, unamortized debt discount and other similar intangibles;

all determined in conformity with generally accepted accounting principles and calculated on a basis consistent with our most recent audited consolidated financial statements.

Limitations on Certain Sale and Leaseback Transactions

ATP and its subsidiaries are generally prohibited from selling and leasing back the principal properties described above under “—Creation of Certain Liens.” However, this covenant will not apply if:

•	the lease is an intercompany lease between ATP and one of its subsidiaries or between any of its subsidiaries;

•	the lease is for a temporary period by the end of which it is intended that the use of the leased property will be discontinued;

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ATP or a subsidiary of ATP could mortgage the property without equally and ratably securing the senior debt securities under the covenant described above under the caption “—Creation of Certain Liens”;

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the transfer is incident to or necessary to effect any operating, farm-out, farm-in, unitization, acreage exchange, acreage contribution, bottom-hole or dry-hole arrangement or pooling agreement or other agreement of the same general nature relating to the acquisition, exploration, maintenance, development or operation of oil and gas properties in the ordinary course of business or as required by any regulatory agency having jurisdiction over the property; or

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ATP promptly informs the trustee of the sale, the net proceeds of the sale are at least equal to the fair value of the property and within 180 days of the sale the net proceeds are applied to the retirement or in-substance defeasance of our funded debt (subject to reduction, under circumstances the senior indenture specifies).

As of the date of this prospectus, neither ATP nor any subsidiary of ATP has any property that ATP’s board of directors has determined to be a principal property.

Merger, Consolidation and Sale of Assets

The senior indenture provides that ATP may not merge or consolidate with any other entity or sell or convey all or substantially all its assets except as follows:

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ATP is the continuing corporation or the successor entity (if other than ATP) is a corporation or other entity organized under the laws of the United States or any state thereof that expressly assumes the obligations of ATP under the senior indenture and the outstanding senior debt securities; and

•	immediately after the merger, consolidation, sale or conveyance, no event of default under the senior indenture shall have occurred and be continuing.

On the assumption by the successor of the obligations under the indentures, the successor will be substituted for ATP, and ATP will be relieved of any further obligation under the indentures and the debt securities.

Events of Default Under the Senior Indenture

The senior indenture defines an event of default with respect to the senior debt securities of any series as being:

(1)	ATP’s failure to pay interest on any senior debt security of that series when due, continuing for 30 days;

(2)	ATP’s failure to pay the principal of or premium on any senior debt security of that series when due and payable;

(3)	ATP’s failure to deposit any sinking fund payment when due by the terms of the senior debt securities of that series;

(4)	ATP’s failure to perform under any other covenant or warranty applicable to the senior debt securities of that series and not specifically dealt with in the definition of “event of default” for a period of 90 days after written notice to ATP of that failure;

(5)	specified events of bankruptcy, insolvency or reorganization of ATP; or

(6)	any other event of default provided with respect to the senior debt securities of that series.

The trustee is required to give holders of the senior debt securities of any series written notice of a default with respect to that series as provided by the Trust Indenture Act. In the case of any default of the character described above in clause (4) of the immediately preceding paragraph, no such notice to holders must be given until at least 60 days after the occurrence of that default.

ATP is required annually to deliver to the trustee an officer’s certificate stating whether or not the signers have any knowledge of any default by ATP in its performance and observance of any terms, provisions and conditions of the senior indenture.

In case an event of default (other than an event of default involving an event of bankruptcy, insolvency or reorganization of ATP) shall occur and be continuing with respect to any series, the trustee or the holders of not less than 25% in principal amount of the senior debt securities of that series then outstanding may declare the principal amount of those senior debt securities (or, in the case of any senior debt securities ATP issues at an original issue discount, the portion of such principal amount that we will specify in the applicable prospectus supplement) to be due and payable. If an event of default relating to any event of bankruptcy, insolvency or reorganization of ATP occurs, the principal of all the senior debt securities then outstanding (or, in the case of any senior debt securities ATP issues at an original issue discount, the portion of such principal amount that we will specify in the applicable prospectus supplement) will become immediately due and payable without any action on the part of the applicable trustee or any holder. The holders of a majority in principal amount of the outstanding senior debt securities of any series affected by the default may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default may give rise to cross defaults on our other indebtedness.

Any past default with respect to a series of senior debt securities may be waived on behalf of all holders of those senior debt securities by at least a majority in principal amount of the holders of the outstanding senior debt securities of that series, except a default:

•	in the payment of principal of or any premium or interest on any senior debt security of that series; or

•	respecting a covenant or provision that cannot be modified without consent of the holder of each outstanding senior debt security of that series.

Any default that is so waived will cease to exist and any event of default arising from that default will be deemed to be cured for every purpose under the senior indenture, but no such waiver will extend to any subsequent or other default or impair any right arising from a subsequent or other default.

A holder of a senior debt security of any series will be able to pursue any remedy under the senior indenture only if:

•	the holder has given prior written notice to the trustee of a continuing event of default with respect to the senior debt securities of that series;

•

the holders of at least 25% in principal amount of the outstanding senior debt securities of that series have made a written request to the trustee to institute proceedings with respect to the event of default;

•	the holders making the request have offered the trustee reasonable indemnity against costs, expenses and liabilities to be incurred in compliance with the request;

•	the trustee for 60 days after its receipt of the notice, request and offer of indemnity has failed to institute any such proceeding; and

•	during that 60-day period, the holders of a majority in principal amount of the senior debt securities of that series do not give the trustee a direction inconsistent with the request.

Holders of senior debt securities, however, are entitled at any time to bring a lawsuit for the payment of principal and interest due on their debt securities on or after its due date. It is intended that rights provided for holders under the senior indenture are for the equal and ratable benefit of all such holders.

Modification of the Senior Indenture

ATP and the trustee may modify the senior indenture without the consent of the holders of the senior debt securities for one or more of the following purposes:

•	to evidence the succession of another person to ATP;

•	to add to covenants for the benefit of the holders of senior debt securities or to surrender any right or power conferred on ATP by the senior indenture;

•	to add additional events of default for the benefit of holders of all or any series of senior debt securities;

•	to add or change provisions of the senior indenture to allow the issuance of senior debt securities in other forms;

•	to add to, change or eliminate any of the provisions of the senior indenture respecting one or more series of senior debt securities under conditions the senior indenture specifies;

•	to secure the senior debt securities under the requirements of the senior indenture or otherwise;

•	to establish the form or terms of senior debt securities of any series as permitted by the senior indenture;

•	to evidence the appointment of a successor trustee; or

•

to cure any ambiguity or to correct or supplement any provision of the senior indenture that may be defective or inconsistent with any other provision in the senior indenture, or to make any other provisions with respect to matters or questions arising under the senior indenture as shall not adversely affect the interests of the holders of senior debt securities of any series in any material respect.

ATP and the trustee may otherwise modify the senior indenture or any supplemental senior indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of senior debt securities affected. However, without the consent of the holder of each outstanding senior debt security affected, no modification may:

•

change the fixed maturity or reduce the principal amount, reduce the rate or extend the time of payment of any premium or interest thereon, or change the currency in which the senior debt securities are payable, or adversely affect any right of the holder of any senior debt security to require ATP to repurchase that senior debt security; or

•	reduce the percentage of senior debt securities required for consent to any such modification or supplemental indenture.

Satisfaction and Discharge; Defeasance Under the Senior Indenture

The senior indenture will be satisfied and discharged if:

•	ATP delivers to the trustee all senior debt securities then outstanding for cancellation; or

•

all senior debt securities have become due and payable or are to become due and payable within one year or are to be called for redemption within one year and ATP deposits an amount of cash sufficient to pay the principal of and premium, if any, and interest on those senior debt securities to the date of maturity or redemption.

In addition to the right of discharge described above, we may deposit with the trustee funds or government securities sufficient to make payments on the senior debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the senior debt securities of that series (“legal defeasance”); or

•

we will no longer have any obligation to comply with the restrictive covenants under the senior indenture, and the related events of default will no longer apply to us, but some of our other obligations under the senior indenture and the senior debt securities of that series, including our obligation to make payments on those senior debt securities, will survive (“covenant defeasance”).

If we defease a series of senior debt securities, the holders of the senior debt securities of the series affected will not be entitled to the benefits of the senior indenture, except for our obligations to:

•	register the transfer or exchange of senior debt securities;

•	replace mutilated, destroyed, lost or stolen senior debt securities; and

•	maintain paying agencies and hold moneys for payment in trust.

As a condition to either legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the senior debt securities will not recognize gain or loss for federal income tax purposes as a result of the action.

Subordinated Debt Securities

Although the senior indenture and the subordinated indenture are generally similar and many of the provisions discussed above pertain to both senior and subordinated debt securities, there are many substantive differences between the two indentures. This section discusses some of those differences.

Subordination

Subordinated debt securities will be subordinate, in right of payment, to all “senior debt,” which the subordinated indenture defines to mean, with respect to ATP, the principal of and premium, if any, and interest on:

•

all indebtedness of ATP, whether outstanding on the date of the subordinated indenture or subsequently created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

•

any indebtedness of others of the kinds described in the preceding clause for the payment of which ATP is responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise; and

•

amendments, renewals, extensions and refundings of any indebtedness described in the two preceding clauses, unless in any instrument or instruments evidencing or securing that indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to the subordinated debt securities of any series.

Terms of Subordinated Debt Securities May Contain Conversion or Exchange Provisions

The prospectus supplement for a particular series of subordinated debt securities will include some or all of the specific terms discussed above under “—General” and “—Terms.” Additionally, the prospectus supplement may contain subordination provisions (to the extent that those provisions might differ from those provided in the subordinated indenture) and, if applicable, conversion or exchange provisions.

Modification of the Subordinated Indenture

The subordinated indenture may be modified by ATP and the trustee without the consent of the holders of the subordinated debt securities for one or more of the purposes we discuss above under “—Modification of the Senior Indenture.” Additionally, ATP and the trustee may modify the subordinated indenture to make provision with respect to any conversion or exchange rights as contemplated in that indenture.

Defeasance of Subordinated Debt Securities

The subordination of the subordinated debt securities is expressly made subject to the provisions for legal defeasance and covenant defeasance (for similar provisions, see “—Satisfaction and Discharge; Defeasance Under the Senior Indenture.” On the effectiveness of any legal defeasance or covenant defeasance with respect to outstanding subordinated debt securities, those debt securities will cease to be subordinated.

Governing Law

New York law will govern the indentures and the debt securities.

The Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under each of the indentures. The Bank of New York Mellon Trust Company, N.A. also serves as trustee for ATP’s 11.875% Senior Second Lien Notes due 2015.

If an event of default occurs and is continuing, the trustee must use the degree of care and skill of a prudent person in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indentures at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity reasonably satisfactory to it.

Each indenture limits the right of the trustee, if it is one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

Exchange, Registration and Transfer

Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present registered debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee under each indenture as security registrar for the debt securities we issue in registered form under that indenture. If the prospectus supplement refers to any transfer agent initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent. No service charge will be made for any registration of transfer or exchange of those securities. ATP or the trustee may, however, require the payment of any tax or other governmental charge payable for that registration.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer of or exchange of any debt security:

•	during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

•	if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the applicable trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in the prospectus supplement, we will designate the trustee under each indenture as our paying agent for payments on debt securities we issue under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to us on our written request any funds they hold for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment.

Book-entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of December 8, 2010 we have 51,206,869 outstanding shares of common stock, and 1,400,000 outstanding shares of preferred stock.

Common Stock

Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share of common stock has one vote on all matters voted on by our shareholders, including the election of our directors. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock.

No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.

Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

At the direction of our board, we may issue shares of preferred stock from time to time. Our board of directors may, without any action by holders of the common stock:

•	adopt resolutions to issue preferred stock in one or more classes or series;

•	fix or change the number of shares constituting any class or series of preferred stock; and

•	establish or change the rights of the holders of any class or series of preferred stock.

The rights of any class or series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

We may issue shares of, or rights to purchase, preferred stock the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions could discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over its then market price.

Rights Agreement

Our Board of Directors has adopted a Rights Agreement pursuant to which holders of our common stock will be entitled to purchase from us one one-hundredth of a share of our Junior Participating Preferred Stock if a third party acquires beneficial ownership of 15% or more of our common stock or if other specified events occur without our consent. In addition, the holders of our common stock will be entitled to purchase the stock of an Acquiring Person (as defined in the Rights Agreement) at a discount upon the occurrence of triggering events. The exercise price per right is $150, subject to adjustment. These provisions of the Rights Agreement could have certain anti-takeover effects because the rights provided to holders of our common stock under the Rights Agreement will cause substantial dilution to a person or group that acquires our common stock or engages in other specified events without the rights under the agreement having been redeemed or in the event of an exchange of the rights for common stock as permitted under the agreement.

Anti-Takeover Provisions of our Certificate of Formation and Bylaws

The provisions of Texas law and our certificate of formation and bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Business Combinations Under Texas Law. We are a Texas corporation and, upon completion of the offering, will be subject to Subchapter M of Schapter 21 of the Texas Business Organizations Code. In general, this law will prevent us from engaging in a business combination with an affiliated shareholder, or any affiliate or associate of an affiliated shareholder, for a three-year period after the date such person became an affiliated shareholder, unless:

•	our board of directors approves the acquisition of shares that causes such person to become an affiliated shareholder before the date such person becomes an affiliated shareholder,

•	our board of directors approves the business combination before the date such person becomes an affiliated shareholder, or

•

holders of at least two-thirds of our outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates approve the business combination within six months after the date such person becomes an affiliated shareholder.

Under this law, any person that owns or has owned 20% or more of our voting shares during the preceding three-year period is an “affiliated shareholder.” The law defines “business combination” generally as including:

•	mergers, share exchanges or conversions involving an affiliated shareholder,

•	dispositions of assets involving an affiliated shareholder:

•	having an aggregate value equal to 10% or more of the market value of our assets;

•	having an aggregate value equal to 10% or more of the market value of our outstanding common stock; or

•	representing 10% or more of our earning power or net income;

•	issuances or transfers of securities by us to an affiliated shareholder other than on a pro rata basis;

•	plans or agreements relating to our liquidation or dissolution involving an affiliated shareholder,

•	reclassifications, recapitalizations, mergers or other transactions that would have the effect of increasing an affiliated shareholder’s percentage ownership of our outstanding voting stock, and

•	the receipt of tax, guarantee, pledge, loan or other financial benefits by an affiliated shareholder other than proportionally as one of our shareholders.

Written Consent of Shareholders. Our certificate of formation provides that any action by our shareholders must be taken at an annual or special meeting of shareholders. Special meetings of the shareholders may be called only by holders of not less than 50% of all the shares entitled to vote.

Advance Notice Procedure for Shareholder Proposals. Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors as well as for shareholder proposals to be considered at annual meetings of shareholders. In general, notice of intent to nominate a director must contain specific information concerning the person to be nominated and must be delivered to or mailed and received at our principal executive offices as follows:

•

With respect to an election to be held at the annual meeting of shareholders, not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting of shareholders.

•

With respect to an election to be held at a special meeting of shareholders for the election of directors, not earlier than the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or the 10th day following the day on which public disclosure is first made of the date of the special meeting.

Notice of shareholders’ intent to raise business at an annual meeting must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting of shareholders. These procedures may operate to limit the ability of shareholders to bring business before a shareholders meeting, including with respect to the nomination of directors or considering any transaction that could result in a change of control.

Classified Board; Removal of Director. Our bylaws provide that the members of our board of directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, approximately one-third of the members of the board of directors are elected for a three-year term and the other directors remain in office until their three-year terms expire. Furthermore, our bylaws provide that neither any director nor the board of directors may be removed without cause, and that any removal for cause would require the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock entitled to vote for the election of directors. Thus, control of the board of directors cannot be changed in one year without removing the directors for cause as described above; rather, at least two annual meetings must be held before a majority of the members of the board of directors could be changed.

Limitation of Liability of Directors. Our certificate of formation provides that no director shall be personally liable to ATP or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•	for any breach of the director’s duty of loyalty to ATP or its shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for an act or omission for which the liability of a director is expressly provided by an applicable statute; and

•	for any transaction from which the director derived an improper personal benefit.

The effect of these provisions is to eliminate the rights of ATP and its shareholders, through derivative suits on behalf of ATP, to recover monetary damages against a director for a breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus or prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus or prospectus supplement. If we indicate in the prospectus or prospectus supplement, the terms of any warrants offered under that prospectus or prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus.

General

We may issue warrants for the purchase of debt securities, common stock or preferred stock in one or more series. We may issue warrants independently or together with debt securities, common stock and preferred stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus or prospectus supplement relating to a particular series of warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Additional Information

We will describe in an applicable prospectus or prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the number of debt securities purchasable upon exercise of one warrant and the price at which such securities may be purchased upon exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	a discussion on any material or special United States federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus or prospectus supplement at the exercise price that we describe in the applicable prospectus or prospectus supplement. Unless we otherwise specify in the applicable prospectus or prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5 p.m., Eastern time, on the expiration date that we set forth in the applicable prospectus or prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus or prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus or prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus or prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus or prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name”. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or if we issue the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary that represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security will be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus or prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

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an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

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an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “Legal Ownership of Securities”;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

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an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

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the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

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the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

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financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security will be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

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if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus or prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus or prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. The accompanying prospectus or prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters;

•	the purchase price of securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options pursuant to which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of the sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities offered by the prospectus or prospectus supplement. We may change from time to time the public offering price and any discounts or concessions allowed or reallowed or paid to dealers. We may use underwriters with whom we or they have a material relationship. We will describe such relationships in the prospectus supplement naming the underwriter and the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of the securities, and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus or prospectus supplement states otherwise, the agent will act on a best efforts basis for the period of its appointment.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Rules of the Securities and Exchange Commission may limit the ability of any underwriters to bid for or purchase securities before the distribution of the securities is completed. However, underwriters may engage in the following activities in accordance with the rules:

Stabilizing transactions. Underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities, so long as stabilizing bids do not exceed a specified maximum.

Over-allotments and syndicate covering transactions. Underwriters may sell more securities than the number that they have committed to purchase in any underwritten offering. This over-allotment creates a short position for the underwriters. This short position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional securities in any underwritten offering. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing securities in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market, as compared to the price at which they may purchase securities through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the securities that could adversely affect investors who purchase securities in the offering.

Penalty bids. If underwriters purchase securities in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from other underwriters and selling group members who sold those securities as part of the offering.

Similar to other purchase transactions, an underwriter’s purchases to cover the syndicate short sales or to stabilize the market price of our securities may have the effect of raising or maintaining the market price of our securities or preventing or mitigating a decline in the market price of our securities. As a result, the price of the securities may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of securities if it discourages resales of the securities.

If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on The NASDAQ Global Select Market may engage in passive market making transactions in the securities on The NASDAQ Global Select Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Jackson Walker L.L.P., Houston, Texas. In connection with particular offerings of securities in the future, and if stated in the applicable prospectus supplement, the validity of the securities will be passed on for any underwriters or agents by such counsel named in the prospectus supplement.

EXPERTS

The consolidated financial statements as of December 31, 2009 and 2008 and for each of the two years in the period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated statements of operations, shareholders’ equity, comprehensive income (loss), and cash flows, and the financial statement schedule, for the year ended December 31, 2007, incorporated by reference from ATP’s Annual Report on Form 10-K for the year ended December 31, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.